UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
___________________________
Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a‑11(c) or §240.14a‑2
Zscaler, Inc.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)1 and 0-11.

2023 PROXY STATEMENT

Experience your world, secured.™

zscaler™

120 Holger Way, San Jose, CA 95134
Dear Stockholder:
I am pleased to invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Zscaler, Inc. (“Zscaler” or the “Company”), to be held on Friday, January 5, 2024 at 1:00 p.m. Pacific Time. The Annual Meeting will be conducted virtually via live webcast. You will be able to vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ZS2023 (please have your notice or proxy card in hand when you visit the website).
The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the virtual Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the internet, by phone or by mail.
On behalf of the Board of Directors, I would like to express our appreciation for your support of and interest in Zscaler.
Sincerely,
Jay Chaudhry
Chief Executive Officer and
Chairman of the Board

Notice of Annual Meeting
of Stockholders

Date and Time	Record Date and Who Can Vote

January 5, 2024 1:00 p.m. Pacific Time	November 13, 2023 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.
Virtual Meeting Site

The Annual Meeting will be a completely virtual meeting of stockholders, to be conducted via live audio webcast. You will be able to attend the virtual Annual Meeting and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ZS2023.

Items of Business

To elect one Class III director from the nominees described in this Proxy Statement to hold office until the 2026 annual meeting of stockholders or until their successor is elected and qualified, subject to their earlier death, resignation or removal.

To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2024.

To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.

To transact other business that may properly come before the Annual Meeting.

Your vote is important. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials, which is being mailed to you on or about November 22, 2023.
Your vote is important.
Whether or not you plan to attend the virtual Annual Meeting, we urge you to submit your vote via the internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions for each of these voting options, please refer to the proxy card. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares at the virtual Annual Meeting. The Proxy Statement explains proxy voting and the matters to be voted on in more detail.
Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting to be Held on January 5, 2024. Our proxy materials, including the Proxy Statement and Annual Report to Stockholders, are being made available on or about November 22, 2023 at the following website: www.proxyvote.com, as well as on our website at http://ir.zscaler.com in the Financials section of our Investor Relations webpage. We are providing access to our proxy materials over the internet under the rules adopted by the U.S. Securities and Exchange Commission.
By Order of the Board of Directors,
Robert Schlossman
Chief Legal Officer and Secretary
San Jose, CA
November 22, 2023

This Proxy Statement and form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on January 5, 2024 at 1:00 p.m. Pacific Time, via live audio webcast at www.virtualshareholdermeeting.com/ZS2023. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2023 is first being mailed on or about November 22, 2023 to all stockholders entitled to vote at the Annual Meeting. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.
Ways to Vote

Via the Internet	By Telephone	By Mail	At the Annual Meeting

Voting Matters	Voting Recommendations
To elect one Class III director from the nominees described in this Proxy Statement to hold office until the 2026 annual meeting of stockholders or until their successor is elected and qualified, subject to their earlier death, resignation or removal.	Proposal 1 "FOR"
The board of directors recommends a vote "FOR" the election of the director nominated by our board of directors and named in this Proxy Statement as the Class III director to serve for a three-year term.

To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2024.	Proposal 2 "FOR"	The board of directors recommends a vote "FOR" the ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending July 31, 2024.

To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers	Proposal 3 "FOR"	The board of directors recommends a vote "FOR" the approval, on an advisory non-binding basis, of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

To transact other business that may properly come before the Annual Meeting.

2023 Proxy Statement	1

●	PROXY SUMMARY
Board of Directors

Director Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated

Jay Chaudhry	III	65	Chief Executive Officer and Chairman of the Board	2007	2023	2026
Continuing Directors	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated

Karen Blasing	I	67	Director	2017	2024	—
Charles Giancarlo	I	65	Director	2016	2024	—
Eileen Naughton	I	65	Director	2021	2024	—
Andrew Brown	II	60	Director	2015	2025	—
Scott Darling	II	67	Director	2016	2025	—
David Schneider	II	55	Director	2019	2025	—
Non-Continuing Directors	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Amit Sinha, Ph.D.	III	47	Director	2017	2023	—
Board Diversity

Independence	Tenure	Age	Gender

2	2023 Proxy Statement

PROXY SUMMARY	●
Executive Compensation Highlights
Our pay practices align with our pay-for-performance philosophy and underscore our commitment to sound compensation and governance practices. We believe that organizations are still in the early stages of embracing cloud-based business solutions and adopting the security and networking solutions, including our platform, that are necessary to secure and manage cloud-based operations. To be successful in this emerging market, we believe that delivering growth and capturing market share are paramount. Since we strongly believe that establishing and meeting aggressive growth targets in both the short term and the long term is the best way to deliver sustained stockholder value in a highly competitive and emerging market, we focus our performance metrics for our annual executive cash bonuses on achieving growth in each fiscal year but, for our long-term incentive equity compensation, we focus our performance metrics on multi-year annual recurring revenue ("ARR") growth targets.
Fiscal 2023 Financial Performance
Fiscal 2023 was a strong year for us marked by significant achievement and growth across all of our key metrics. Fiscal 2023 highlights were as follows:
*Calculated billings is a non-GAAP financial measure that we believe is a key metric to measure our periodic performance. Calculated billings represents our total revenue plus the change in deferred revenue in a period. See Appendix A for the calculation of calculated billings.
†Free Cash Flow and Free Cash Flow Margins are non-GAAP financial measures that we believe are useful indicators of liquidity and provide information to management and investors about the amount of cash generated from our operations that, after the investments in property, equipment and other assets and capitalized internal-use software, can be used for strategic initiatives, including investing in our business, and strengthening our financial position. Free cash flow is calculated as net cash provided by operating activities less purchases of property, equipment and other assets and capitalized internal-use software. Free cash flow margin is calculated as free cash flow divided by revenue. See Appendix A for the calculation of free cash flow margins.

2023 Proxy Statement	3

●	PROXY SUMMARY
Environmental, Social, and Governance (ESG) Approach
From Zscaler’s inception, we have recognized the importance of values, ethics, and doing the right thing. Our ESG program, with oversight provided by the nominating and corporate governance committee, works to help strengthen practices across the Company so that we can better meet the needs of our customers, investors, employees and communities. We believe a thoughtful, robust and deliberate ESG program will drive sustained value creation for these stakeholders. While our program continues to evolve and grow, our current priorities include:
•Reducing environmental impact and lowering greenhouse gas emissions;
•Hiring and retaining diverse talent to support innovation and growth;
•Respecting privacy and protecting our customers’ sensitive data; and
•Maintaining robust and effective governance and risk oversight practices.
ESG HIGHLIGHTS

Environment: Embedding Environmental Efficiency

•Cloud-based multitenant solution uses significantly less hardware and energy than legacy security solutions
•100% renewable energy for global data centers and offices since 2021
•Achieved carbon neutral for relevant categories since 2022 and set a goal to reach net zero by 2025
•Committed to a Science Based Target and have submitted a near-term target for validation

Social: Enabling Possibility for People

•Certified a Glassdoor Great Place to Work in 2023 •92% of our employees are aligned to Zscaler's strategic direction in our most recent survey

Governance: Securing Trust

•All board committees composed entirely of independent directors •Stock ownership requirements for all directors and Named Executive Officers •Clawback policy implemented in fiscal 2024

4	2023 Proxy Statement

Questions and Answers About
the Annual Meeting
The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this Proxy Statement. Please read the entire Proxy Statement carefully before voting your shares.
Why am I receiving these materials?
Our board of directors is providing these proxy materials to you in connection with our board of directors’ solicitation of proxies for use at Zscaler’s virtual Annual Meeting, which will take place on January 5, 2024. Stockholders are invited to attend the virtual Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.
All stockholders will have the ability to access the proxy materials via the internet, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2023 (the “Annual Report”), as filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 14, 2023. This Proxy Statement and the Annual Report are available at www.proxyvote.com, as well as on our website at http://ir.zscaler.com in the Financials section of our Investor Relations webpage. The Notice of Annual Meeting of Stockholders includes information on how to access the proxy materials, how to submit your vote over the internet, by phone or how to request a paper copy of the proxy materials.
What proposals will be voted on at the Annual Meeting?
There are three proposals scheduled to be voted on at the Annual Meeting:
•The election of one Class III director to hold office until the 2026 annual meeting of stockholders or until their successor is elected and qualified, subject to their earlier death, resignation or removal;
•The ratification of the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for our fiscal year ending July 31, 2024; and
•A proposal to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers.
At the time this Proxy Statement was mailed, our management and board of directors were not aware of any other matters to be presented at the Annual Meeting.
How does our board of directors recommend that I vote?
Our board of directors recommends that you vote:
•FOR the election of the director nominated by our board of directors and named in this Proxy Statement as a Class III director to serve for a three-year term;
•FOR the ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending July 31, 2024; and
•FOR the approval, on an advisory non-binding basis, of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

2023 Proxy Statement	5

●	QUESTIONS AND ANSWERS
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on November 13, 2023, the Record Date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 148,323,448 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors. The shares you are entitled to vote include shares that are (1) held of record directly in your name and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with Equiniti Trust Company, LLC, our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held, not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. For additional information, see “What if I do not specify how my shares are to be voted?” below.
Do I have to do anything in advance if I plan to attend the Annual Meeting?
The Annual Meeting will be a completely virtual meeting, which will be conducted via live audio webcast. You are entitled to participate in the Annual Meeting only if you were a holder of our common stock as of the close of business on November 13, 2023 or if you hold a valid proxy for the Annual Meeting.
You will be able to attend the Annual Meeting and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ZS2023. You also will be able to vote your shares electronically at the Annual Meeting.
To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The live audio webcast will begin promptly at 1:00 p.m. Pacific Time on January 5, 2024. We encourage you to access the meeting prior to the start time. Online check-in will begin at 12:45 p.m. Pacific Time, and you should allow ample time for the check-in procedures.
How can I get help if I have trouble checking in or listening to the meeting online?
If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.
How do I vote and what are the voting deadlines?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:

6	2023 Proxy Statement

QUESTIONS AND ANSWERS	●
•You may vote via the Internet. To vote via the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the proxy card you receive. Your vote must be received by 11:59 p.m. Eastern Time on January 4, 2024 to be counted. If you vote via the internet, you do not need to return a proxy card by mail.
•You may vote by telephone. To vote by telephone, dial toll-free 1-800-690-6903 in the United States and Canada or 1-800-454-8683 from countries outside the United States and Canada and follow the recorded instructions. You will be asked to provide the control number from the proxy card. Your vote must be received by 11:59 p.m. Eastern Time on January 4, 2024 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.
•You may vote by mail. To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), complete, date and sign the proxy card and return it promptly by mail in the envelope to be provided so that it is received no later than January 4, 2024. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares in accordance with the recommendations of our board of directors.
•You may vote at the Annual Meeting. To vote at the meeting, following the instructions at www.virtualshareholdermeeting.com/ZS2023 (have your Notice or proxy card in hand when you visit the website).
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of internet and telephone voting options will depend on the voting process of your broker, bank or other nominee.
Can I change my vote or revoke my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:
•entering a new vote by internet or telephone;
•signing and returning a new proxy card with a later date;
•delivering a written revocation to our Secretary at Zscaler, Inc., 120 Holger Way, San Jose, California 95134, by 11:59 p.m. Eastern Time on January 4, 2024; or
•following the instructions at www.virtualshareholdermeeting.com/ZS2023.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given; however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

2023 Proxy Statement	7

●	QUESTIONS AND ANSWERS
What if I do not specify how my shares are to be voted?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:
•FOR the election of the director nominated by our board of directors and named in this Proxy Statement as Class III director to serve for a three-year term (Proposal No. 1);
•FOR the ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending July 31, 2024 (Proposal No. 2);
•FOR the approval, on an advisory non-binding basis, of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement (Proposal No. 3); and
•in the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending July 31, 2024. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the issued and outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting (e.g., Proposal No. 2). Abstentions will have no impact on the outcome of Proposal No. 1 as long as a quorum exists.
A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence (including by proxy) of a majority of the voting power of our common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. As noted above, as of the Record Date, there were a total of 148,323,448 shares of common stock outstanding, which means that 74,161,725 shares of common stock must be represented at the Annual Meeting to have a quorum. If there is no quorum, the chairperson of the meeting or a majority of the voting power of our common stock present at the Annual Meeting may adjourn the meeting to a later date.

8	2023 Proxy Statement

QUESTIONS AND ANSWERS	●
How many votes are needed for approval of each proposal?
•Proposal No. 1: The election of the Class III director requires a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors to be approved. Plurality means that the nominee who receives the most FOR votes will be elected. You may (i) vote FOR all nominees, (ii) WITHHOLD your vote as to all nominees, or (iii) vote FOR all nominees except for those specific nominees from whom you WITHHOLD your vote. Any shares not voted FOR a particular nominee (whether as a result of voting withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. A vote withheld with respect to the election of any or all nominees will be counted for purposes of determining whether there is a quorum.
•Proposal No. 2: The ratification of the appointment of PwC requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 2, the abstention will have the same effect as a vote AGAINST the proposal.
•Proposal No. 3: The approval, on an advisory basis, of the compensation of our Named Executive Officers requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 3, the abstention will have the same effect as a vote AGAINST the proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors. However, our board of directors values our stockholders’ opinions, and our board of directors and our compensation committee will consider the outcome of the vote when determining the compensation of our Named Executive Officers.
How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.
If you choose to access the proxy materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.
What does it mean if I received more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Zscaler or to third parties, except as necessary to meet applicable legal and administrative requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

2023 Proxy Statement	9

●	QUESTIONS AND ANSWERS
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding.” Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials (and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our Annual Report to stockholders and this Proxy Statement) to multiple stockholders who share the same address (if they appear to be members of the same family), unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing and mailing costs. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents.
To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and Annual Report, you may contact us as follows:
Zscaler, Inc.
Attention: Secretary
120 Holger Way
San Jose, California 95134
(408) 533-0288
Stockholders who hold shares in street name may contact their broker, bank or other nominee to request information about householding.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
STOCKHOLDER PROPOSALS
Stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at the next Annual Meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our Proxy Statement for our fiscal 2024 Annual Meeting, our Secretary must receive the written proposal at our principal executive offices not later than July 25, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Stockholder proposals should be addressed to:
Zscaler, Inc.
Attention: Secretary
120 Holger Way
San Jose, California 95134
(408) 533-0288
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an Annual Meeting of stockholders but do not intend for the proposal to be included in our Proxy Statement. Our bylaws provide that the only business that may be conducted at an Annual Meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the Annual Meeting by or at the direction of our board of directors, or (iii) properly brought

10	2023 Proxy Statement

QUESTIONS AND ANSWERS	●
before the Annual Meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our fiscal 2024 Annual Meeting, our Secretary must receive the written notice at our principal executive offices:
•not earlier than the close of business September 8, 2024; and
•not later than October 8, 2024.
In the event the date we hold our fiscal 2024 Annual Meeting has been changed by more than 30 days from the first anniversary of the date of the fiscal 2023 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our Proxy Statement must be received no earlier than the close of business on the 120th day before the fiscal 2024 Annual Meeting and no later than the close of business on the later of the following two dates:
•the 90th day prior to such annual meeting; or
•the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.
NOMINATION OF DIRECTOR CANDIDATES
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
AVAILABILITY OF BYLAWS
A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

2023 Proxy Statement	11

Board of Directors and
Corporate Governance
Our business affairs are managed under the direction of our board of directors, which is currently comprised of eight members. Six of our eight directors are independent within the meaning of the independent director requirements of the Nasdaq Stock Market LLC (“Nasdaq”). Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Upon the recommendation of our nominating and corporate governance committee, we are nominating Jay Chaudhry as the sole Class III director at the Annual Meeting. If elected, Mr. Chaudhry will hold office for a three-year term until the 2026 annual meeting of stockholders or until his successor is elected and qualified. Amit Sinha, who is currently serving as one of our Class III directors, is not standing for re-election at the Annual Meeting, and his term will end upon the commencement of the Annual Meeting. We thank Mr. Sinha for his many years of service to the Company and our board of directors. The size of our board of directors will be automatically reduced to seven directors effective immediately upon the convening of the Annual Meeting.
The following table sets forth the names, ages as of November 1, 2023 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing directors:

Director Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated

Jay Chaudhry	III	65	Chief Executive Officer and Chairman of the Board	2007	2023	2026
Continuing Directors	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated

Karen Blasing(1)(2)	I	67	Director	2017	2024	—
Charles Giancarlo(2)(3)	I	65	Director	2016	2024	—
Eileen Naughton(2)	I	65	Director	2021	2024	—
Andrew Brown(1)(2)	II	60	Director	2015	2025	—
Scott Darling(1)(3)	II	67	Director	2016	2025	—
David Schneider(3)	II	55	Director	2019	2025	—
Non-Continuing Directors	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated

Amit Sinha, Ph.D.	III	47	Director and Former President of Zscaler	2017	2023	—
(1)Member of our audit committee
(2)Member of our compensation committee
(3)Member of our nominating and corporate governance committee

12	2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	●
Class III Director Nominee

Jagtar (Jay) Chaudhry Age | 65 Director Since | 2007
Jay Chaudhry is our co-founder and has served as our Chief Executive Officer and as Chairman of our board of directors since September 2007. Mr. Chaudhry holds an M.B.A. and an M.S. in electrical engineering and industrial engineering from the University of Cincinnati and a B. Tech in electronics engineering from the Indian Institute of Technology (Banaras Hindu University) Varanasi.

We believe Mr. Chaudhry is qualified to serve as a member of our board of directors because he is a security industry pioneer and an accomplished entrepreneur, having founded and built several companies, and based on the perspective, operational insight and expertise he has accumulated as our co-founder and our Chief Executive Officer.

Continuing Directors Class I

Karen Blasing Age | 67 Director Since | 2017
Karen Blasing served as the chief financial officer of Guidewire from July 2009 to March 2015. Prior to 2009, Ms. Blasing served as the chief financial officer for Force10 Networks, Inc. and as the senior vice president of finance for Salesforce.com, Inc. She has also served as chief financial officer for Nuance Communications, Inc. and Counterpane Internet Security, Inc. and held senior finance roles for Informix Corporation (now IBM Informix) and Oracle Corporation. She currently serves as a director of Autodesk, Inc., a multinational software corporation, where she serves as a member of the audit committee, and GitLab Inc., a devops platform company, where she serves as a chair of the audit committee. Ms. Blasing previously served as a director of Ellie Mae, Inc. Ms. Blasing holds a B.A. in economics and business administration from the University of Montana and an M.B.A. from the University of Washington.

We believe Ms. Blasing is qualified to serve as a member of our board of directors based on her extensive financial leadership and management experience at numerous SaaS and enterprise software companies.

2023 Proxy Statement	13

●	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Charles Giancarlo Age | 65 Director Since | 2016
Charles Giancarlo has served as chief executive officer of Pure Storage since August 2017. From January 2008 until October 2015, Mr. Giancarlo was a managing director and then strategic advisor of Silver Lake Partners, a private investment firm that focuses on technology-enabled and related growth industries. From May 1993 to December 2007, Mr. Giancarlo served in numerous senior executive roles at Cisco Systems, Inc., a provider of communications and networking products and services, ultimately as the executive vice president and chief development officer from May 2004 to December 2007. Mr. Giancarlo currently serves on the boards of directors of Arista Networks, Inc., a manufacturer of networking products, where he serves as a member of the compensation committee and the nominating and corporate governance committee, and Pure Storage. He previously served on the boards of directors of Accenture plc, Avaya, Inc., Imperva, Inc., ServiceNow, Inc., Netflix, Inc. and Tintri, Inc. Mr. Giancarlo holds a B.S. in electrical engineering from Brown University, an M.S. in electrical engineering from the University of California, Berkeley and an M.B.A. from Harvard Business School.

We believe Mr. Giancarlo is qualified to serve as a member of our board of directors based on his extensive business expertise, including his prior executive level leadership, and his experience on the boards of publicly traded technology companies.

Eileen Naughton Age | 65 Director Since | 2021
Eileen Naughton served as the Chief People Officer and Vice President of People Operations at Google, Inc. from September 2016 to January 2021. Prior to September 2016, Ms. Naughton served in a variety of senior roles at Google dating back to 2006, including as Vice President and Managing Director for Google UK & Ireland and Vice President of Global Sales. Prior to joining Google in 2006, Ms. Naughton held a number of executive positions at Time Warner, including president of TIME Magazine. Ms. Naughton currently serves on the board of directors of Indigo Books and Music, Inc., Canada’s leading book and lifestyle retailer and Ares Management Corporation, an alternative investment manager operating in the credit, private equity and real estate markets. She previously served on the boards of directors of L’Oreal S.A. and The XO Group. Ms. Naughton holds a B.A. in international relations from the University of Pennsylvania, a Master of Arts from the Lauder Institute and a M.B.A. from the University of Pennsylvania.

We believe Ms. Naughton is qualified to serve on our board of directors because of her extensive director experience and her knowledge and experience in operations and management at multiple sophisticated companies.

14	2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	●
Continuing Directors Class II

Andrew Brown Age | 60 Director Since | 2015
Andrew Brown has served as chief executive officer of Sand Hill East LLC, a strategic management, investment and marketing services firm, since February 2014. Since 2006, he has also been the chief executive officer and co-owner of Biz Tectonics LLC, a privately held consulting company. From September 2010 to October 2013, Mr. Brown served as group chief technology officer of UBS Securities LLC, an investment bank. From 2008 to 2010, he served as head of strategy, architecture and optimization at Bank of America Merrill Lynch, the corporate and investment banking division of Bank of America. From 2006 to 2008, Mr. Brown served as chief technology officer of infrastructure at Credit Suisse Securities (USA) LLC, an investment bank. He currently sits on the board of directors of Pure Storage, Inc. ("Pure Storage"), a data storage and management company, where he serves as the chair of the compensation committee, and a member of the audit committee. Mr. Brown previously served on the board of directors of Guidewire Software, Inc. ("Guidewire), a provider of software products for property and casualty insurers. Mr. Brown holds a B.S. (Honors) in chemical physics from University College London. Mr. Brown also, recently, co-authored the book "Cybersecurity: 7 Steps for Boards of Directors".

We believe Mr. Brown is qualified to serve as a member of our board of directors based on his extensive experience as chief technology officer of multiple Fortune 500 companies, as well as his service on the board of directors of other publicly traded companies.

Scott Darling Age | 67 Director Since | 2016
Scott Darling has served as president of Dell Technologies Capital, the corporate development and venture capital arm of Dell Technologies Inc., since September 2016. Prior to joining Dell Technologies upon its acquisition of EMC Corp., Mr. Darling was president of EMC Corporate Development and Ventures from March 2012 to September 2016, and in this role he was responsible for EMC’s business development and venture capital investment activity. Prior to joining EMC, Mr. Darling was a general partner at Frazier Technology Ventures II, L.P., which he joined in 2007, and was vice president and managing director at Intel Capital Corp., the venture capital arm of Intel Corporation, from 2000 to 2007. Mr. Darling previously served on the board of directors of DocuSign Inc., a provider of electronic signature technology and digital transaction management services. Mr. Darling holds a B.A. in economics from the University of California at Santa Cruz and an M.B.A. from the Stanford University Graduate School of Business.

We believe Mr. Darling is qualified to serve as a member of our board of directors based on his experience as a director of and as an investor in multiple technology companies.

2023 Proxy Statement	15

●	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

David Schneider Age | 55 Director Since | 2019
David Schneider has served as a General Partner of Coatue Management, an investment firm focusing on technology companies, since February 2021. Mr. Schneider previously served as president, emeritus of ServiceNow, Inc., a cloud computing company, from July 2020 to December 2021, as president, global customer operations from January 2019 to July 2020, as chief revenue officer from June 2014 to January 2019 and as senior vice president of worldwide sales and services from June 2011 to May 2014. From July 2009 to March 2011, Mr. Schneider served as senior vice president of worldwide sales of the backup recovery systems division of EMC Corporation, a computer storage company acquired by Dell Technologies Inc. From January 2004 to July 2009, Mr. Schneider held senior positions at Data Domain, Inc., a data archiving and deduplication company acquired by EMC, most recently as Senior Vice President of Worldwide Sales. Mr. Schneider holds a B.A. in political science from the University of California, Irvine.

We believe Mr. Schneider is qualified to serve on our board of directors because of his knowledge and experience in operations and management at various technology companies.
Non-Continuing Directors

Amit Sinha, Ph.D. Age | 47 Director Since | 2017
Amit Sinha, Ph.D. has served as the chief executive officer and president, and as a board member of DigiCert, Inc., a global provider of digital trust solutions, since October 2022. Dr. Sinha served as our President from January 2022 until his resignation in October 2022. Previously, Dr. Sinha served as our President, Research and Development, Operations and Customer Service from July 2019 to January 2022. He also previously served as our Executive Vice President of Engineering and Cloud Operations from October 2013 to July 2019. Dr. Sinha was our Chief Technology Officer from December 2010 until January 2022 Dr. Sinha holds a Ph.D. and an M.S. in electrical engineering and computer science from the Massachusetts Institute of Technology, and a B. Tech in electrical engineering from the Indian Institute of Technology, Delhi.

We believe Dr. Sinha is qualified to serve as a member of our board of directors because he has more than 15 years of experience as an architect and technical manager in the networking and security industries and because of the operational insight and expertise he previously accumulated in his various leadership roles at Zscaler.

16	2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	●
Diversity Board Matrix (as of November 1, 2023)

Total Number of Directors	8

Gender Identity	Male	Female	Non-Binary	Not Disclosed

Number of Directors based on Gender Identity	6	2	0	0
Number of Directors who identify in any categories below:

African American or Black	—	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	2	—	—	—
Hispanic of Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	4	2	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Not Disclosed	—	—	—	—
Director Independence
Our common stock is listed on the Nasdaq Global Select Market. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period after the completion of our initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
To be considered independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of our audit committee, our board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

2023 Proxy Statement	17

●	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that (i) none of Mses. Blasing and Naughton and Messrs. Brown, Darling, Giancarlo and Schneider, representing six of our eight directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and (ii) that each of these directors is “independent” as that term is defined under the rules of Nasdaq. Mr. Chaudhry and Dr. Sinha are not independent under Nasdaq’s independence standards. Our board of directors also determined that Ms. Blasing (chair) and Messrs. Brown and Darling, who comprise our audit committee, and Messrs. Brown (chair) and Giancarlo and Mses. Blasing and Naughton, who comprise our compensation committee, satisfy the independence standards for committee members established by applicable SEC rules and the listing standards of Nasdaq. Following the Annual Meeting, six of the seven directors will be independent.
In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and any transactions involving them described in the section titled “Related Person Transactions.”
There are no family relationships among any of our directors or executive officers.
Board Leadership Structure
Mr. Chaudhry currently serves as our Chief Executive Officer and Chairman of the Board. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Chaudhry’s leadership, Company-specific experience and years of experience as an executive in the network security industry. Serving on our board of directors and as Chief Executive Officer since our founding in 2007, Mr. Chaudhry is best positioned to identify strategic priorities, lead critical discussion and execute our growth strategy and business plans. Mr. Chaudhry possesses detailed in-depth knowledge of the issues, opportunities and challenges facing us. The board of directors believes that Mr. Chaudhry’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. The board of directors has not appointed a “lead independent director.” We believe that our board leadership structure is appropriate for our Company, particularly where we have a majority of independent directors who are all actively involved in board meetings.
Executive Sessions of Independent Directors
In order to encourage and enhance communication among independent directors, and as required under the applicable rules of Nasdaq, our corporate governance guidelines provide that the independent directors of our board of directors will meet in executive sessions without management directors or Company management present on a periodic basis, but no less than twice a year.
Board Meetings and Committees
During the fiscal year ended July 31, 2023, our board of directors held four meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

18	2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	●
Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. All of our then current serving directors attended our last year's annual meeting of stockholders.
We have established an audit committee, a compensation committee and a nominating and corporate governance committee with the composition and responsibilities described below. We believe that the composition and the operation of these committees comply with the requirements of the Sarbanes-Oxley Act of 2002, the rules of Nasdaq and SEC rules and regulations.
Audit Committee

Members	Responsibilities

Ms. Blasing (Chair) Mr. Brown Mr. Darling

•selecting and hiring our registered public accounting firm;
•evaluating the performance and independence of our registered public accounting firm;
•approving the audit and pre-approving any non-audit services to be performed by our registered public accounting firm;
•reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
•reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
•overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;
•reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;
•cybersecurity risk assessment and management,
•privacy risk assessment and management;
•reviewing and approving any proposed related-person transactions; and
•preparing the audit committee report that the SEC will require in our annual proxy statement.

Our board of directors has determined that all members of our audit committee meet the requirements for independence and financial literacy of audit committee members under current Nasdaq listing standards and SEC rules and regulations. Our audit committee chairperson, Ms. Blasing, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under Nasdaq listing standards.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing requirements of Nasdaq. A copy of the charter of our audit committee is available on our website at http://ir.zscaler.com in the Governance section of our Investor Relations webpage. During the fiscal year ended July 31, 2023, our audit committee held five meetings.

2023 Proxy Statement	19

●	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Compensation Committee

Members	Responsibilities

Mr. Brown (Chair) Ms. Blasing Mr. Giancarlo Ms. Naughton

•reviewing and approving our chief executive officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements and any other benefits, compensation or arrangements;
•administering our equity compensation plans;
•overseeing our overall compensation philosophy, compensation plans and benefits programs; and
•preparing the compensation committee report in our annual proxy statement.

Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules of Nasdaq and the SEC and is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
Our compensation committee operates under a written charter that satisfies the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on our website at http://ir.zscaler.com in the Governance section of our Investor Relations webpage. During the fiscal year ended July 31, 2023, our compensation committee held five meetings.
Nominating and Corporate Governance Committee

Members	Responsibilities

Mr. Giancarlo (Chair) Mr. Darling Mr. Schneider

•evaluating and making recommendations regarding the composition, organization and governance of our board of directors and its committees;
•evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
•reviewing and making recommendations with regard to our Corporate Governance Guidelines and compliance with laws and regulations, including ESG issues and disclosures; and
•reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

Our board of directors has determined that all members of our nominating and corporate governance committee meet the requirements for independence under the rules of Nasdaq.
Our nominating and corporate governance committee operates under a written charter that satisfies the listing standards of Nasdaq. A copy of the charter of our nominating and corporate governance committee is available on our website at
http://ir.zscaler.com in the Governance section of our Investor Relations webpage. During the fiscal year ended July 31, 2023, our nominating and corporate governance committee held four meetings.

20	2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	●
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.
Considerations in Evaluating Director Nominees
It is the policy of the nominating and corporate governance committee of our board of directors to consider recommendations for candidates to our board of directors from stockholders holding no less than one percent (1%) of the outstanding shares of the Company’s common stock continuously for at least 12 months prior to the date of the submission of the recommendation or nomination.
The nominating and corporate governance committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to our board of directors:
•The nominating and corporate governance committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the nominating and corporate governance committee from other sources.
•In its evaluation of director candidates, including the members of our board of directors eligible for re-election, the nominating and corporate governance committee will consider factors such as:
◦business expertise;
◦diversity, including differences in professional background, gender, race, ethnicity, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors;
◦past attendance at meetings, and participation in and contributions to the activities of our board of directors; and
◦other factors that the nominating and corporate governance committee deems appropriate.
•The nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on our board of directors:
◦the highest personal and professional ethics and integrity;
◦proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;
◦skills that are complementary to those of the existing board of directors;
◦the ability to assist and support management and make significant contributions to the Company’s success; and
◦an understanding of the fiduciary responsibilities that is required of a member of our board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

2023 Proxy Statement	21

●	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
If the nominating and corporate governance committee determines that an additional or replacement director is required, the nominating and corporate governance committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating and corporate governance committee, our board directors or management.
The nominating and corporate governance committee may propose to our board of directors a candidate recommended or offered for nomination by a stockholder as a nominee for election to our board of directors. The nominating and corporate governance committee has in the past and may in the future pay fees to third parties to assist in identifying or evaluating director candidates.
Stockholder Recommendations for Nominations to the Board of Directors
A stockholder that wants to recommend a candidate for election to our board of directors should direct the recommendation in writing by letter to the Company, attention of the Secretary, at Zscaler, Inc., 120 Holger Way, San Jose, California 95134. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like and personal references.
A stockholder that instead desires to nominate a person directly for election to our board of directors at an annual meeting of the stockholders must meet the deadlines and other requirements set forth in Section 2.4 of the Company’s bylaws and the rules and regulations of the Securities and Exchange Commission. Section 2.4 of the Company’s bylaws requires that a stockholder who seeks to nominate a candidate for director must provide a written notice to the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is changed by more than 30 days from the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the 10th day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice. “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act, or by such other means as is reasonably designed to inform the public or stockholders of the corporation general of such information, including, without limitation, posting on the Company's investor relations website. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

22	2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	●
Communications with the Board of Directors
Our board of directors believes that management speaks for Zscaler, Inc. However, individual board members may, from time to time, communicate with various constituencies that are involved with the Company, but it is expected that board members would do this with knowledge of management and, in most instances, only at the request of management.
In cases where stockholders and other interested parties wish to communicate directly with our non-management directors, messages can be sent to our Secretary, at Zscaler, Inc., 120 Holger Way, San Jose, California 95134. Our Secretary monitors these communications and will provide a summary of all received messages to the board of directors, or an appropriate committee of the board of directors, at each regularly scheduled quarterly meeting of the board. Where the nature of a communication warrants, our Secretary may determine, in his or her judgment, to obtain the more immediate attention of the board of directors, independent directors, appropriate committees, or members of committees of the board, independent advisors to the Company or Company management, as our Secretary considers appropriate.
Our Secretary may decide in the exercise of his or her judgment whether a response to any stockholder or interested party communication is necessary.
This procedure for stockholder and other interested party communications with the non-management directors is overseen by the Company’s nominating and corporate governance committee. This procedure does not apply to (a) communications to non-management directors from officers or directors of the Company who are stockholders, (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act or (c) communications to the audit committee pursuant to the Complaint Procedures for Accounting and Auditing Matters.
Stockholder Engagement
As part of our year-round stockholder engagement program and a vital component of our overall corporate governance program, Zscaler meets with, and constantly strives to incorporate feedback from, our stockholders. Our Investor Relations team regularly meets with investors, prospective investors, and investment analysts to discuss Company performance, technology initiatives, and company strategy. Meetings can include participation by our Chief Executive Officer, Chief Financial Officer, Chief Legal Officer other members of management, and members of our board of directors. In addition, our Investors Relations team regularly engages with the governance departments of our stockholders and seeks feedback on topics of interest to them, including on our corporate governance, executive and director compensation, and environmental, social and governance (“ESG”) practices. Our Investor Relations team, Chief Executive Officer, Chief Financial Officer, and Chief Legal Officer regularly communicate topics discussed and feedback from stockholders with our senior management and board of directors for consideration.

2023 Proxy Statement	23

●	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
In fiscal 2023, our management team held 93 meetings with current and prospective stockholders, including meetings with over 75% of our top 25 largest stockholders. We continuously communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases, quarterly earnings calls, our website, and our Annual Meeting. Below is a summary of some of the key feedback on certain governance topics that we received since we filed our fiscal 2022 Proxy Statement:

Common Discussion Points	Our Viewpoint

No lead independent director for Zscaler's board of directors	Stockholders have asked why our board does not have a lead independent director to work with our Chairman and CEO. We believe that, while a lead independent director might be valuable in some companies, such a role would undermine our highly effective board culture where all independent directors work directly with our Chairman and CEO on matters within their areas of interest and expertise. Our board consists of a majority of independent directors and regularly meets in executive session as appropriate. Additionally, all three of our board committees are composed entirely of independent directors. We believe all independent board members are empowered to guide the Company and this fosters a collaborative dynamic which could be impaired by the presence of a single lead independent director. While in the future, we may find it beneficial or necessary to appoint a lead independent director, currently, we feel our board structure provides an appropriate check against undue management influence while preserving the board culture that has driven our success.

Payment of Annual Cash Bonuses	Stockholders have asked about the application of discretion by our CEO in determining the bonuses of our Senior Executives. As described in the "Executive Compensation" section, the entire cash bonus pool allocated to our Senior Executives is funded based on attainment of revenue and billings performance metrics determined by our compensation committee. However, the actual payment to our Named Executive Officers are subject to downward adjustment by our CEO. Specifically, our CEO may exercise discretion only to reduce bonus payments below what is allowed by the funded amount of the bonus pool. As a result, for fiscal 2023, the actual payout to Named Executive Officers was at 82.6% of their target bonuses. We believe this gives our CEO latitude to ensure executive pay reflects the best interests of our stockholders and aligns with performance against a wide variety of strategic and performance objectives.

Charles Giancarlo "Overboarding"	Stockholders have expressed concerns about Mr. Giancarlo sitting on the boards of directors of three public companies including Zscaler while also serving as the chief executive officer to one company. We feel that Mr. Giancarlo provides a unique combination of invaluable experience, skills, and perspectives that are relevant for Zscaler's market, technology and stage of growth as a result of his past and, especially, his current roles. During fiscal 2023, Mr. Giancarlo attended 100% of the board meetings held and 100% of his committee meetings. In addition, Mr. Giancarlo regularly makes himself available for informal meetings with our CEO and other members of management. During these formal and informal meetings, we believe that Mr. Giancarlo provides critical advice and insights which benefit our stockholders.

Anti-takeover provisions	Stockholders have asked about our anti-takeover provisions including our classified board and our board's ability to issue preferred shares of stock without a stockholder vote. With Cybersecurity taking center-stage for many companies, Zscaler is filling a critical need for our customers. Part of that need centers around long-term stability of our products and our Company as a whole. We feel that the anti-takeover measures, that have been deemed reasonable and appropriate by both our management and board of directors, support this long-term stability which is increasingly seen as vital by our customers, partners and employees. As a result, we believe that our anti-takeover provisions are reasonable for our Company’s size, growth rate, and industry and support long-term value creation for our stockholders.

24	2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	●
Corporate Governance Guidelines and Code of Conduct
Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Conduct that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Conduct is posted on our website at http://ir.zscaler.com in the Governance section of our Investor Relations webpage. We intend to post any amendments to our Code of Conduct, and any waivers of our Code of Conduct for directors and executive officers, on the same website.
Role of the Board of Directors in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process which risks include, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management, including oversight of the performance of our internal audit function. In addition to oversight of the performance of our external and internal audit functions, our audit committee also monitors compliance with legal and regulatory requirements and reviews related party transactions. Our audit committee responsibilities also include oversight of cybersecurity risk management, and, to that end, members of the audit committee meet frequently with management and Company leadership responsible for cybersecurity risk management and receives periodic reports from management, as well as incremental reports as matters arise. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and oversees our ESG programs. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Director Compensation
Each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards under our outside director compensation policy. Our outside director compensation policy was crafted in consultation with Compensia, Inc. ("Compensia"), an independent compensation consulting firm engaged by our compensation committee. Compensia provided us with competitive data, analysis and recommendations regarding non-employee director compensation, which includes a mix of cash and equity-based compensation. After careful consideration of this information and the scope of the duties and responsibilities of our non-employee directors, our board of directors approved our outside director compensation policy. We believe this policy provides reasonable compensation to our non-employee directors that is commensurate with their contributions and appropriately aligned with our peers. We also reimburse our directors for expenses associated with attending meetings of our board of directors and board committees.

2023 Proxy Statement	25

●	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
For fiscal 2023, there were no changes in the director compensation policy, and non-employee directors were entitled to receive the following cash compensation for service in the following positions:

Position	Annual Retainer ($)

Board Member	30,000
Audit Committee Chair	20,000
Audit Committee Member	8,000
Compensation Committee Chair	12,000
Compensation Committee Member	5,000
Nominating and Corporate Governance Committee Chair	7,500
Nominating and Corporate Governance Committee Member	4,000
In addition, non-employee directors were eligible to receive the following equity awards for board service:
(1)Annual restricted stock unit ("RSU") grant with target value of $200,000 (automatically granted at the Annual Meeting). These RSU awards vest in four equal quarterly installments over a one-year period; and
(2) Initial RSU grant with a target value equal to two-and one-half times the value of the then effective annual RSU grant, pursuant to which one-third of the RSU awards will vest on the one-year anniversary of the effective date of appointment and the remaining RSU awards will vest in eight equal quarterly installments thereafter. Any director elected at the Annual Meeting for a given year will receive both the initial RSU grant and the annual RSU grant.
The number of RSU awards for each of the initial and annual RSU grant will be determined by dividing the annual equity value by the average closing price of Zscaler common stock on the Nasdaq Global Select Market for the 30 trading days ending on the date that is five days prior to the grant date, rounded up to the nearest share.
All cash payments to non-employee directors who served in the relevant capacity at any point during the immediately preceding prior fiscal quarter will be paid quarterly in arrears on a prorated basis. A non-employee director who served in the relevant capacity during only a portion of the prior fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable cash retainer.
Dr. Sinha, who resigned as an officer of the Company effective October 21, 2022, was eligible to receive compensation as a non-employee director commencing with the fiscal quarter beginning November 1, 2022.
DIRECTOR STOCK OWNERSHIP GUIDELINES
We believe that our directors should hold a significant amount of Company equity to link their long-term economic interests directly to those of our stockholders. Accordingly, effective January 1, 2022, we have established requirements that our directors own at minimum equity of the Company valued at four times their annual retainer for service on our board of directors (not including committee service). We believe that this multiple constitutes significant amounts for our directors and provides a substantial link between the interests of our directors and those of our stockholders. Compliance with these guidelines for non-employee directors is required within five years of becoming subject to them. For purposes of meeting the ownership requirements, unvested RSU

26	2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	●
awards are counted, but unearned performance awards and unexercised stock options are not. At the end of fiscal 2023, each of our non-employee directors exceeded or was on track to meet these guidelines based on their current rate of stock accumulations in the time frames set out in the guidelines.
The following table sets forth information regarding compensation earned by or paid to our non-employee directors during the fiscal year ended July 31, 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Karen Blasing	55,000	180,371	235,371
Andrew Brown	50,000	180,371	230,371
Scott Darling	42,000	180,371	222,371
Charles Giancarlo	42,500	180,371	222,871
David Schneider	34,000	180,371	214,371
Eileen Naughton	35,000	180,371	215,371
Amit Sinha	22,500	180,371	202,871
(1)Amounts represent the grant date fair market value of RSU awards granted to serving directors following our 2022 annual meeting of stockholders.
The following table lists all outstanding equity awards held by our non-employee directors as of July 31, 2023.

Name	Aggregate Number of Stock Awards Outstanding as of July 31, 2023 (#)	Aggregate Number of Stock Options Outstanding as of July 31, 2023 (#)

Karen Blasing	841	108,334
Andrew Brown	841	48,333
Scott Darling	841	—
Charles Giancarlo	841	—
David Schneider	841	—
Eileen Naughton	1,711	—
Amit Sinha	841	—
For information about the compensation of directors who are also our employees, see “Executive Compensation.”

2023 Proxy Statement	27

●	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Environmental, Social, and Governance (ESG) Program
We believe a thoughtful, robust and deliberate ESG program will drive sustained value creation for our stakeholders. We focus on a range of initiatives centered around sustainability, corporate responsibility, diversity, protection of customers and their data, and building trust through good corporate governance. From Zscaler's inception, we have relied upon our strong cultural values to guide ethical business practices, and to do what is right for our customers and our business. We established a Code of Conduct, reflecting strong ethical principles, to communicate our expectations to employees. In addition, in fiscal 2023, we implemented a supplier code of conduct to communicate our ethical expectation to our vendors and suppliers. We continuously assess our operations to seek opportunities for improvement, all while evaluating and addressing risks as they arise.
As part of this ongoing process, our board maintains oversight over ESG matters through our nominating and corporate governance committee, while our executive management team manages and monitors such matters on a day-to-day basis throughout the year. Our nominating and corporate governance committee reviews our ESG program at least annually to ensure that the strategies, initiatives, and policies are effectively addressing our ESG priorities and driving long-term value for our stakeholders. In addition, our audit committee oversees privacy and cybersecurity risks.
Everyday our customers rely on us to provide secure and fast access to essential applications. They entrust us to safeguard their sensitive and critical information. For these reasons, forging partnerships built on trust, transparency, and accountability is central to our success. We are customer obsessed and understand that our success depends on our ability to deliver innovative solutions which anticipate the evolving needs of our customers.
EMBEDDING ENVIRONMENTAL EFFICIENCY
Efficient Architecture
Zscaler’s cloud-based architecture provides a much needed, energy efficient alternative to legacy security solutions. Whereas legacy solutions require numerous appliances and servers to be deployed across an organization, we enable our customers to lower their environmental impact by providing a platform which is purpose-built for efficiency, speed, and scalability. By moving to the Zscaler Zero Trust Exchange Platform, customers improve their security and user experience all while reducing the need to purchase and run their own security appliances. This reduction in IT footprint enables customers to significantly reduce the energy needs associated with their security programs.
Data Centers
We stay close to our users to provide them with the best user experience possible, which means building our cloud platform in data centers across the world in regions where our customers are located. The energy used to power our cloud platform is our largest source of greenhouse gas emissions which also made it the greatest immediate opportunity to reduce our environmental footprint. To act on this opportunity, our data center selection and renewal process incorporates environmental sustainability criteria, including data center efficiency and use of renewable energy.
Climate Goals and Progress
Since 2021, we have procured high-quality renewable energy credits (RECs) from country-specific projects such as wind and solar farms to reach 100% renewable energy in our offices and global data centers. We have also measured our emissions in other areas, including those from scope 3 sources (business travel, employee commuting, procurement and customers), and have offset those emissions through the purchase of verified carbon credits to reach carbon neutral status in 2022. We recognize that there is more to do, which is why we set a new goal to reach net zero emissions by 2025. We have also committed to the Science Based Targets initiative and have submitted a near-term goal for validation.

28	2023 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	●
ENABLING POSSIBILITY FOR PEOPLE
Our Culture
The Zscaler difference stems from a global team that is technically skilled, forward thinking, and aligned to our mission. We are a diverse group of visionaries who are passionate about creating a safer future. Guided by our values, we are invested in building our workplace culture, which allows our team to execute and contribute to our customers’ and our own success. We were recognized for these efforts by being certified a Glassdoor "Great Place to Work" in 2023.
Talent Development
We support our growth by attracting and retaining a diverse and highly skilled workforce, and offer many resources for employees to develop and advance their careers. We invest in leadership, individual contributor training, and continuing education for our employees. By providing learning and advancement opportunities, we keep employees engaged, which is evidenced by consistently high results from our employee surveys.
Diversity and Inclusion
We are committed to attracting and supporting a diverse workforce that is representative of the customers and communities we serve. To support an inclusive workplace, we offer courses for diversity awareness and training on topics such as managing unconscious bias. In addition, we offer tailored training for leaders that emphasizes the role of diversity in building high-performing teams. Our employee resource groups provide spaces where underrepresented groups feel supported and are encouraged to advance their careers.
Community
We understand that Zscaler is a part of the communities where we operate. Our community efforts include organized volunteer activities and employee-driven community giving. We collect input from our employees to help choose the organizations that Zscaler supports and try to build new communities within our organization where people can support one another. In addition, we regularly bring together women technology leaders and customer experience thought leaders to share their experiences with the broader community and seek to connect and understand our customers’ challenges to better solve them.
SECURING TRUST
Governance, Risk and Accountability
Our corporate governance structure enables the executive team and our board to effectively guide our business while we continue to rapidly grow. Our internal audit team reviews our corporate practices annually to provide reasonable assurance that they are in line with best practices and to monitor compliance throughout our organization. Accountability for overseeing risk extends to the board level. Our nominating and corporate governance committee oversees our governance policies and ESG program and our audit committee oversees privacy and cybersecurity risks.
Platform and Certifications
Our Zero Trust Exchange cloud is distributed over more than 150 data centers on six continents and processes over 320 billion requests per day from users across 185 countries. We work to ensure our platform and protocols meet the rigorous requirements of

2023 Proxy Statement	29

●	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
our customers around the globe. We are certified to numerous government and commercial standards and strive to provide secure, compliant services regardless of a user’s physical location.
Security Risk Management Approach
We constantly evaluate our performance and strengthen the security of our products to anticipate the evolving threat landscape. Zscaler’s Cyber Risk Management Group identifies and prioritizes protective measures across our products and enterprise. The group comprises key functional leaders across the Company who share critical information and use data-driven strategies to manage cyber risks. Our in-house global threat research team, Zscaler ThreatLabZ, has a mission to protect our customers from advanced cyberthreats. Armed with insights from over 500 trillion daily signals from the Zscaler Zero Trust Exchange, this team of more than 100 security experts continuously identifies and prevents emerging threats. We are also committed to providing real-time status updates through our Trust Portal to inform customers of any potential issues with our services. Finally, all Zscaler employees complete annual information security training to protect our Company’s assets.
User Privacy
Our customers’ data belongs to them. Keeping our customers’ data secure and private while providing smooth and continuous service is a top priority. Zscaler is committed to assisting our customers' efforts to comply with privacy laws and, with this goal in mind, we implement technical and organizational measures for customer data that passes through our Zero Trust Exchange. Customer data is isolated as part of our multi-tenant architecture, and regardless of where users are located, customers can choose to have logs stored in the United States or the European Union / Switzerland.

30	2023 Proxy Statement

ELECTION OF DIRECTORS
Our board of directors is currently composed of eight members. In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. One class is elected each year at the annual meeting of stockholders for a term of three years. At the Annual Meeting, one Class III director will be elected for a three-year term to succeed the same class, consisting of two directors, whose term is then expiring. Amit Sinha has served as a Class III director since 2017 and his term will end upon the commencement of the Annual Meeting. The size of our board of directors will be automatically reduced to seven directors effective immediately upon the convening of the Annual Meeting.
Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal. Any increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of the Company.
Nominees
Our board of directors has nominated Jay Chaudhry for election as the sole Class III director at the Annual Meeting. If elected, Mr. Chaudhry will serve as the Class III director until the 2026 annual meeting of stockholders or until his successor is elected and qualified, or his earlier death, resignation or removal. Mr. Chaudhry is currently a director of the Company. For information concerning the nominee, see “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote over the internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Mr. Chaudhry. We expect that Mr. Chaudhry will accept such nomination; however, in the event that the director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.
Vote Required
The election of the Class III director requires a plurality of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Accordingly, the nominee receiving the highest number of “FOR” votes will be elected. Abstentions and broker non-votes will have no effect on this proposal.

●
The Board of Directors recommends a vote “FOR” the election of the director nominated by our Board of Directors and named in this proxy statement as the Class III Director to serve for a three-year term.
●

2023 Proxy Statement	31

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PwC, as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending July 31, 2024. PwC has served as our independent registered public accounting firm since May 2015.
At the Annual Meeting, stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending July 31, 2024. Stockholder ratification of the appointment of PwC is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of PwC to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending July 31, 2024 if our audit committee believes that such a change would be in the best interests of Zscaler and its stockholders. If the appointment is not ratified by our stockholders, the audit committee may reconsider whether it should appoint another independent registered public accounting firm. A representative of PwC is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by PwC for our fiscal years ended July 31, 2023 and 2022.

Fees	2023 ($)	2022 ($)

Audit Fees(1)	3,247,555	2,656,167
Audit-Related Fees(2)	3,003	2,376
Tax Fees	—	—
All Other Fees(3)	1,286,827	96,800
Total Fees Paid	4,637,117	2,755,343
(1)Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, statutory audit fees, and audit services that are normally provided by the independent registered public accounting firm in connection with regulatory filings.
(2)Audit-Related Fees consist primarily of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees.”
(3)All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These services specifically relate to subscription fees paid for access to online accounting research software and regulatory applications and certifications, including Information System Security Management and Assessment Program, or ISMAP, certification.

32	2023 Proxy Statement

PROPOSAL TWO	●
Auditor Independence
In the fiscal year ended July 31, 2023, there were no other professional services provided by PwC that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to PwC for our fiscal years ended July 31, 2023 and 2022 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of PwC requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.

●
The Board of Directors recommends a vote “FOR” the ratification of the appointment of PRICEWATERHOUSECOOPERS LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2024.
●
Audit Committee Report
The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Zscaler, Inc. specifically incorporates it by reference in such filing.
The audit committee serves as the representative of our board of directors with respect to its oversight of:
•our accounting and financial reporting processes and the audit of our financial statements;
•the integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•inquiring about significant risks, reviewing our policies for risk assessment and risk management, including privacy and cybersecurity risk, and assessing the steps management has taken to control these risks; and
•the independent registered public accounting firm’s appointment, qualifications and independence.
The audit committee also reviews the performance of our independent registered public accounting firm, PwC, in the annual audit of our financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.
The audit committee is currently composed of three non-employee directors. Our board of directors has determined that each current member of the audit committee is independent, and that Ms. Blasing qualifies as an “audit committee financial expert” under the SEC rules.

2023 Proxy Statement	33

●	PROPOSAL TWO
The audit committee provides our board of directors such information and materials as it may deem necessary to make our board of directors aware of financial matters requiring the attention of our board of directors. The audit committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in our fiscal year ended July 31, 2023 Annual Report with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The audit committee reports on these meetings to our board of directors.
The audit committee has reviewed and discussed with Zscaler’s management and PwC the audited consolidated financial statements of Zscaler contained in Zscaler’s Annual Report on Form 10-K for fiscal year 2023. The audit committee has also discussed with PwC the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The audit committee has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence, and has discussed with PwC its independence from Zscaler.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Zscaler’s Annual Report on Form 10-K for its fiscal year 2023 for filing with the SEC. The audit committee also has selected PwC as the independent registered public accounting firm for fiscal year 2024. Our board of directors recommends that stockholders ratify this selection at the Annual Meeting.
Respectfully submitted by the members of the audit committee of the board of directors:
Karen Blasing (Chair)
Andrew Brown
Scott Darling

34	2023 Proxy Statement

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act enables stockholders to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the SEC. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.
The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our Named Executive Officer as disclosed in this Proxy Statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns. Our compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis—Compensation Philosophy and Objectives,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “For” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in the Proxy Statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”
Vote Required
The advisory vote on the compensation of our Named Executive Officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal. Broker non-votes will have no effect on the outcome of the vote.

●
The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.
●

2023 Proxy Statement	35

Executive Officers
The following table sets forth certain information about our executive officers and their respective ages as of November 1, 2023. Officers are designated by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position

Jay Chaudhry	65	Chief Executive Officer and Chairman of the Board
Remo Canessa	66	Chief Financial Officer
Syam Nair	50	Chief Technology Officer
Dali Rajic	50	Chief Operating Officer
Robert Schlossman	55	Chief Legal Officer and Secretary
For the biography of Mr. Chaudhry, see “Board of Directors and Corporate Governance— Director Nominees.”
Remo E. Canessa has served as our Chief Financial Officer since February 2017. Mr. Canessa is a certified public accountant (inactive), and he holds a B.A. in economics from the University of California, Berkeley and an M.B.A. from Santa Clara University. Mr. Canessa previously served on the board of directors of Aerohive Networks, Inc., a cloud-managed mobile networking platform provider, where he was chairman of the audit committee and a member of the compensation committee.
Syam Nair has served as our Chief Technology Officer and Executive Vice President of R&D since May 2023. Prior to joining us, and from June of 2017, he served in various engineering leadership roles with Salesforce, most recently as executive vice president and head of product engineering. Mr. Nair holds a Master's in Computer Science and Applications from Goa University, India, and a M.B.A. from Kelley School of Business, Indiana University.
Dali Rajic has served as our Chief Operating Officer since January 2022. Mr. Rajic previously served as our President, go-to-Market and Chief Revenue Officer from September 2019. Prior to joining us, he served as chief customer officer and as chief revenue officer from August 2016 to September 2019 at AppDynamics, Inc., an application performance management company and subsidiary of Cisco Systems, Inc. Mr. Rajic holds a B.S. in international marketing from California State Polytechnic University, Pomona and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.
Robert Schlossman has served as our Chief Legal Officer and our Secretary since February 2016. Mr. Schlossman holds a J.D. from the University of California, Berkeley School of Law, as well as an M.A. and B.A. in English from Stanford University.

36	2023 Proxy Statement

Executive Compensation
Compensation Discussion and Analysis
INTRODUCTION
This Compensation Discussion and Analysis provides information regarding the fiscal 2023 compensation program for our principal executive officer, our principal financial officer, and our three other executive officers at fiscal year-end who were our most highly-compensated executive officers (our “Named Executive Officers”). This section provides details about our executive compensation philosophy, objectives and design; how and why our compensation committee arrived at the specific compensation policies and decisions relating to fiscal 2023, which resulted in the compensation as set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement.
EXECUTIVE SUMMARY
As has historically been the case when designing our compensation programs, in fiscal 2023, our compensation committee aimed to tie our Named Executive Officers’ compensation to key performance measures focusing on growth and capturing additional market share. Specifically, in addition to a base salary, our Named Executive Officers’ target total direct compensation included annual short-term and long-term incentives that are based on our attainment of key business objectives focused on growth. For fiscal 2023, achievement of cash bonuses was determined based on revenue and calculated billings performance metrics, as well as corporate and individual executive performance metrics and goals, and attainment of our newly issued performance-based equity awards will be determined based on long term, multi-year ARR growth targets.
We believe our “pay for performance” design is working, as fiscal 2023 was another year of record growth for Zscaler. For the full year, our revenue grew 48% to $1.6 billion and billings grew 37% to over $2 billion. In fiscal 2023, we increased our ARR to over $2 billion, doubling our ARR in only seven quarters and reaching a milestone only a select handful of SaaS companies have achieved. At the end of fiscal 2023, we secured over 7,700 customers and protected over 41 million users.
In fiscal 2023, the key highlights of our executive compensation program included:

BASE SALARIES AND BONUS TARGETS	BONUSES BASED ON PERFORMANCE	PERFORMANCE AWARDS BASED ON LONG-TERM ARR TARGETS	CEO COMPENSATION HEAVILY WEIGHTED TOWARDS PERFORMANCE

We increased base salaries by a range of 0% to 15% and set bonus targets at similar rates as prior years — ranging from 67% to 100% of base salary.	We set cash bonus funding based on achievement of annual revenue and calculated billings targets, with 50% of the bonus subject to downward discretion by our CEO.

	For the full year, eligible Named Executive Officers earned an aggregate of 82.6% of their target performance amounts.	After considering analysis performed by Compensia, feedback from our stockholders and the compensation committee’s desire to establish long-term performance metrics, the compensation committee determined the PSU performance metrics for fiscal 2023 were to be based on achievement of a long-term, multi-year ARR metric.	Our CEO was awarded a long-term equity incentive package with 80% of his incentive compensation opportunity in the form of PSU awards and 20% in the form of RSUs.

2023 Proxy Statement	37

●	EXECUTIVE COMPENSATION
NAMED EXECUTIVE OFFICERS
For fiscal 2023, our Named Executive Officers were:
•Jay Chaudhry, our Chief Executive Officer and Chairman of the Board (our “CEO”);
•Remo E. Canessa, our Chief Financial Officer (our "CFO");
•Syam Nair, our Chief Technology Officer and Executive Vice President of R&D (our "CTO");
•Dali Rajic, our Chief Operating Officer (our "COO"); and
•Robert Schlossman, our Chief Legal Officer and Secretary (our "CLO")
EXECUTIVE TRANSITION
During fiscal 2023, Dr. Sinha informed us of his intention to resign as our President effective as of October 21, 2022. Dr. Sinha is expected to continue to serve as a member of the Board through the commencement of the Annual Meeting. Dr. Sinha did not receive any severance payments or benefits and forfeited all unvested equity awards in connection with his resignation. During fiscal 2023, Syam Nair joined us as our new CTO assuming many of Dr. Sinha's previous responsibilities. In July 2023, our board of directors designated Syam Nair as an officer under Rule 16a-1(f) of the Exchange Act and as an executive officer under Rule 3b-7 of the Exchange Act. Mr. Nair's compensation is described throughout this section, including compensation decisions made prior to his designation as an executive officer.
COMPENSATION PHILOSOPHY AND OBJECTIVES
We design our executive compensation program to achieve the following objectives, consistent with our “pay for performance” philosophy:
•attract, motivate and retain executive officers of outstanding ability, potential and experience;
•incentivize long-term, sustained performance;
•motivate and reward behavior that results in exceeding our corporate performance objectives; and
•appropriately reward strong performance, and meaningfully align our compensation programs with the creation of short- and long-term value for our stakeholders.
We believe that our executive compensation programs should include short-term and long-term elements which reward consistent performance that meets or exceeds expectations. We evaluate both performance and compensation to ensure that the compensation provided to our executive officers remains competitive relative to the compensation paid by similar companies operating in the technology industry, taking into account the role and performance of the individual executive officer and the performance and strategic objectives of the Company.
Focus on Growth
We believe that organizations are still in the early stages of embracing cloud-based business solutions and adopting the security and networking solutions, including our products, that are necessary to secure and manage cloud-based operations. To be successful in this market, we believe that delivering growth and capturing market share are paramount, while prudently managing expenses as we invest in our business. We focus our compensation programs on aggressive growth targets that we believe will deliver stockholder value in a highly competitive and emerging market. In addition, beginning in fiscal 2024, the compensation committee introduced and expects to continue to incorporate performance metrics focused on operating profitability into our compensation programs.

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EXECUTIVE COMPENSATION	●
The labor market remains extremely competitive for skilled executives, like ours, who have demonstrated the ability to dramatically scale a business, develop and sell new technology, oversee operation of one of the largest cloud platforms, disrupt legacy industries, produce strong financial results and deliver sustained value to stockholders. In order to retain our existing executives and recruit new leaders, the compensation committee believes that we must provide our executives with attractive compensation packages which provide a compelling incentive to join us and remain employed for an extended period of time.
Business Highlights
Our focus on growth in compensating and incentivizing our employees, including our executives, has succeeded in delivering both robust financial performance and also long-term value to our stockholders.
Fiscal 2023 Financial Performance
Fiscal 2023 was a strong year for us marked by significant achievement and growth across all of our key metrics. Fiscal 2023 highlights were as follows:
*Calculated billings is a non-GAAP financial measure that we believe is a key metric to measure our periodic performance. Calculated billings represents our total revenue plus the change in deferred revenue in a period. See Appendix A for the calculation of calculated billings.
†Free Cash Flow and Free Cash Flow Margins are non-GAAP financial measures that we believe are useful indicators of liquidity and provide information to management and investors about the amount of cash generated from our operations that, after the investments in property, equipment and other assets and capitalized internal-use software, can be used for strategic initiatives, including investing in our business, and strengthening our financial position. Free cash flow is calculated as net cash provided by operating activities less purchases of property, equipment and other assets and capitalized internal-use software. Free cash flow margin is calculated as free cash flow divided by revenue. See Appendix A for the calculation of free cash flow margins.

2023 Proxy Statement	39

●	EXECUTIVE COMPENSATION
Long-Term Financial Performance
During the three-year period ending July 31, 2023, we have achieved substantial growth across all of our key metrics:

●		●		●
	Revenue		Free Cash Flow*		Stock Price
	275%		1113%		24%
	CAGR of 55%†		CAGR of 130%†		CAGR of 7%†
	Revenue Increased from $431 million for fiscal 2020 to $1.62 billion in fiscal 2023, an increase of 275%		Free cash flow increased from $28 million for fiscal 2020 to $334 million in fiscal 2023, an increase of 1113%		The closing market price of our common stock on July 31, 2023, the last trading day of fiscal 2023 was $160.38 per share. Comparatively, the price on the last trading day of fiscal 2020 was $129.85 per share. This reflects an increase of 24%.
●		●		●
*Free Cash Flow and Free Cash Flow Margins are non-GAAP financial measures that we believe are useful indicators of liquidity and provide information to management and investors about the amount of cash generated from our operations that, after the investments in property, equipment and other assets and capitalized internal-use software, can be used for strategic initiatives, including investing in our business, and strengthening our financial position. Free cash flow is calculated as net cash provided by operating activities less purchases of property, equipment and other assets and capitalized internal-use software. Free cash flow margin is calculated as free cash flow divided by revenue. See Appendix A for the calculation of free cash flow margins.
†The compound annual growth rate (CAGR) is the mean annual growth rate over a specified time period. We believe it is useful to investors to use a three-year CAGR, here shown from fiscals 2020 to 2023, to reflect underlying growth trends.
Pay-for-Performance
We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and, most importantly, retaining our Named Executive Officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our Named Executive Officers’ target annual compensation opportunity is both variable in nature and “at-risk.”
We emphasize variable compensation that appropriately rewards our Named Executive Officers through two separate compensation elements:
•First, we provide our Named Executive Officers (other than our CEO) the opportunity to participate in our cash bonus plan which provides cash payments if they produce results that meet or exceed the financial, operational, and strategic objectives for the fiscal year, as established by our compensation committee.
•In addition, we grant RSU and PSU awards that will reward recipients over a multi-year period, with the PSU awards being earned only for achieving performance objectives established by the compensation committee. The RSU awards and, if earned, PSU awards comprise a majority of our Named Executive Officers’ target total direct compensation opportunities. The future value of these awards depends significantly on our performance and the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders.
These variable pay elements ensure that, each year, a substantial portion of our Named Executive Officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent.

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EXECUTIVE COMPENSATION	●
The following summarizes our executive compensation and related policies and practices:

What We Do

Maintain an Independent Compensation Committee The compensation committee consists solely of independent directors who establish our compensation policies and practices.

Retain an Independent Compensation Advisor
The compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management.

Annual Executive Compensation Review
The compensation committee conducts an annual review and approval of our compensation strategy, and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking.

At-Risk Compensation
Our executive compensation program is designed so that a significant portion of our Named Executive Officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our Named Executive Officers and stockholders.

Use Pay-for-Performance Philosophy
Most of our Named Executive Officers’ compensation is directly linked to corporate performance; and includes a significant long-term equity component, thereby making a substantial portion of each Named Executive Officer’s target total direct compensation dependent upon the long-term growth of our stock price.

Nominal Base Salary and Zero Bonus Potential for Our CEO Our CEO receives only a nominal base salary and is not eligible for a cash bonus.

Succession Planning We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

Clawback Policy Our compensation committee is obligated to recover Excess Incentive Compensation received by covered executives under applicable circumstances.

What We Don't Do

No Executive Retirement Plans
We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees. Our Named Executive Officers are eligible to participate in our Section 401(k) retirement plan on the same basis as our other employees.

Limited Perquisites Perquisites or other personal benefits are not a material part of our compensation program for our Named Executive Officers.

No Excise Tax Payments on Future Post-Employment Compensation Arrangements
We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

No Special Health or Welfare Benefits
We do not provide our Named Executive Officers with any health or welfare benefit programs, other than participation in our broad-based employee programs on the same basis as our other full-time, salaried employees.

No Hedging or Pledging of Our Equity Securities
We prohibit our employees, including our Named Executive Officers and the members of our board of directors, from hedging or pledging our equity securities.

2023 Proxy Statement	41

●	EXECUTIVE COMPENSATION
Stockholder Advisory Vote on Named Executive Officer Compensation
At our 2022 Annual Meeting of Stockholders, we conducted our non-binding stockholder advisory vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). Approximately 63.6% of the votes cast were cast “FOR” the approval of our Named Executive Officer compensation for fiscal 2022.
We value the opinions of our stockholders. Our board of directors and the compensation committee will continue to monitor stockholder opinions, including the outcome of future advisory votes on the compensation of our Named Executive Officers, as well as feedback received throughout the year, when making compensation decisions for our executives.
After considering the above results and feedback from our stockholders, and in consideration of the primary objective to drive growth and capture market share, the compensation committee decided to retain the majority of our overall approach to executive compensation, including the continued use of multi-year long-term ARR financial targets in connection with PSU awards.
COMPENSATION-SETTING PROCESS
Role of Compensation Committee
The compensation committee discharges the responsibilities of our board of directors relating to the compensation of our Named Executive Officers and the non-employee members of our board of directors. The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and other Named Executive Officers.
In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our Named Executive Officers when making decisions with respect to their compensation.
The compensation committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at http://ir.zscaler.com.
The compensation committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.
Setting Target Total Compensation
The compensation committee reviews the base salary levels, annual cash bonus award opportunities, and long-term incentive compensation opportunities of our Named Executive Officers and all related performance criteria at the beginning of each year, or more frequently as warranted. Adjustments to cash compensation are generally effective at the beginning of the fiscal year.
The compensation committee utilizes a number of factors when formulating the target total direct compensation opportunities of our Named Executive Officers, including the following:
•our executive compensation program objectives;
•our performance against the financial, operational, and strategic objectives established by the compensation committee and our board of directors;
•each individual Named Executive Officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group and/or Compensia’s proprietary compensation database;

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EXECUTIVE COMPENSATION	●
•the scope of each Named Executive Officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group and/or Compensia’s proprietary compensation database;
•the prior performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
•the potential of each individual Named Executive Officer to contribute to our long-term financial, operational, and strategic objectives;
•our financial performance relative to our compensation and performance peers;
•the compensation practices of our compensation peer group and/or the companies in Compensia’s proprietary compensation database and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and
•the recommendations of our CEO with respect to the compensation of our Named Executive Officers (except with respect to his own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer.
Role of Management
In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities, and other compensation-related matters for our Named Executive Officers (except with respect to his own compensation) based on his evaluation of their performance for the prior year.
At the beginning of each year, our CEO reviews the performance of our other Named Executive Officers based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation as described above.
The compensation committee reviews and discusses our CEO’s proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our Named Executive Officers, including our CEO. Our CEO also attends meetings of our board of directors and the compensation committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.
Role of Compensation Consultant
The compensation committee engaged Compensia as its external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program. The compensation consultant reports directly to the compensation committee and its chair and serves at the discretion of the compensation committee, which reviews the engagement annually.

2023 Proxy Statement	43

●	EXECUTIVE COMPENSATION
During fiscal 2023, Compensia attended the meetings of the compensation committee (both with and without management present) as requested and provided the following services:
•consultation with the compensation committee chair and other members between compensation committee meetings;
•review, research, and updating of our compensation peer group;
•an analysis of competitive market data based on the compensation peer group and Compensia's proprietary compensation database for our Named Executive Officers’ positions and an evaluation of how the compensation we pay our Named Executive Officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•review and analysis of the base salary levels, target annual cash bonus opportunities, and long-term incentive compensation opportunities of our Named Executive Officers;
•review and analysis of the metrics used by the companies in our compensation peer group in their short-term incentive compensation plans;
•assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;
•review and analysis of director compensation levels; and
•support on other ad hoc matters throughout the year.
The terms of Compensia’s engagement includes reporting directly to the compensation committee chair. Compensia also coordinated with management for data collection and job matching for our Named Executive Officers. Additionally, Compensia provided analysis and produced certain charts and figures, which after having been reviewed and assessed by the Company, were included in the Pay vs. Performance section of this proxy. In fiscal 2023, Compensia did not provide any other services to us.
The compensation committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that Compensia provided, the quality of those services, and the fees associated with the services provided during fiscal 2023. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the Nasdaq Marketplace Rules, and such other factors as were deemed relevant under the circumstances, the compensation committee has determined that no conflict of interest was raised as a result of the work performed by Compensia and that Compensia is independent.
Competitive Positioning
For purposes of assessing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group is only one of several factors that the compensation committee considers in making its decisions with respect to the compensation of our Named Executive Officers.

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EXECUTIVE COMPENSATION	●
The compensation peer group for fiscal 2023 compensation decisions was established in March 2022 and was comprised of publicly-traded technology companies against which we compete for executive talent, as well as, in some instances, business opportunities. In evaluating the companies comprising the compensation peer group, we worked with Compensia to establish the following criteria:
•publicly-traded companies headquartered in the United States and traded on a major United States stock exchange with a preference for California-based companies;
•companies in the application software and systems software industries;
•similar revenues – within a range of ~0.5x to ~2.0x our then-current trailing four quarters revenue of approximately $761 million (approximately $380 million to approximately $1.5 billion); and
•similar market capitalization – within a range of ~0.33x to 3.0x our then-current 30-day average market capitalization of approximately $37.2 billion (approximately $12.4 billion to approximately $111.7 billion).
Our fiscal 2023 peer group consisted of the following companies:

ANSYS	Datadog	Okta	The Trade Desk
Arista Networks	DocuSign	Palantir Technologies	Twilio
Bill.com Holdings	Dynatrace	Paycom Software	Unity Software
Cloudflare	HubSpot	RingCentral	Veeva Systems
CrowdStrike Holdings	MongoDB	Snowflake	Zoominfo Technologies
The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
COMPENSATION ELEMENTS
In fiscal 2023, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Compensation Element	Objective

Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market
Annual Cash Bonuses	Variable	Cash	Designed to provide financial incentives to motivate our executives to achieve semi-annual (and, in the case of Mr. Rajic, quarterly) financial objectives
Long Term Incentive Compensation	Variable	Equity awards in the form of PSU awards and RSU awards,, that may be settled for shares of our common stock, and occasionally option awards	Designed to align the interests of our executives and our stockholders by motivating them to create sustained long-term stockholder value

2023 Proxy Statement	45

●	EXECUTIVE COMPENSATION
Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
In September 2022, the compensation committee reviewed the base salaries of our Named Executive Officers, taking into consideration a competitive market analysis performed by its compensation consultant and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described in “Compensation-Setting Process – Setting Target Total Compensation” above. Following this review, the compensation committee determined to maintain the base salary of our CEO at his fiscal 2022 level and to increase the base salaries of our other Named Executive Officers to levels that were more comparable to those of similarly-situated executives in the competitive marketplace. The compensation committee determined that Mr. Chaudhry would continue to receive a nominal base salary. The base salary adjustments were effective August 1, 2022.
The base salaries of our Named Executive Officers for fiscal 2023 were as follows:

Named Executive Officer	Fiscal 2023 Base Salary ($)	Fiscal 2022 Base Salary ($)	Percentage Adjustment

Mr. Chaudhry	23,660	23,660	0%
Mr. Canessa	430,000	400,000	7.5%
Mr. Nair(1)	430,000	_	_
Mr. Rajic	430,000	415,000	3.6%
Mr. Schlossman	375,000	325,000	15%
1.In connection with his appointment as our CTO in May 2023, Mr. Nair’s initial base salary was set at $430,000.
The base salaries actually paid to our Named Executive Officers during fiscal 2023 are set forth in the “Fiscal 2023 Summary Compensation Table” below.
Annual Cash Bonuses
We use our Employee Incentive Compensation Plan, a cash bonus plan, to motivate employees selected by the compensation committee, including our Named Executive Officers (other than our CEO), to achieve our annual business goals. Pursuant to the Employee Incentive Compensation Plan, our compensation committee, in its sole discretion, establishes a target award for each executive and a bonus pool for our executives as a group, with actual awards payable from the bonus pool, with respect to the applicable performance period. For fiscal 2023, the Employee Incentive Compensation Plan included semi-annual performance periods with semi-annual award payouts after the end of the first six-month period (the period from August 1, 2022 through January 31, 2023), and, then again, after the end of the fiscal year (the period from February 1, 2023 through July 31, 2023). Pursuant to the terms of his Employment Offer Letter, Mr. Rajic is eligible to receive quarterly award payouts under the Employee Incentive Compensation Plan.

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EXECUTIVE COMPENSATION	●
Fiscal 2023 Target Annual Cash Bonus Award Opportunities
For purposes of the Employee Incentive Compensation Plan, cash bonus awards were based upon target annual cash bonus award opportunities as determined by the compensation committee. In September 2022, the compensation committee reviewed the target annual cash bonus award opportunities of our Named Executive Officers and determined to adjust the target annual cash bonus opportunities for each of our eligible Named Executive Officers to set their total target annual cash opportunity for fiscal 2023 at a level that was comparable to those of similarly-situated executives in the competitive marketplace. As in prior fiscal years, our CEO declined to participate in the Employee Incentive Compensation Plan.
The target annual cash bonus award opportunities of our Named Executive Officers for fiscal 2023 were as follows:

Named Executive Officer	Fiscal 2023 Target Annual Cash Bonus Award Opportunity ($)	Fiscal 2022 Target Annual Cash Bonus Award Opportunity ($)	Percentage Adjustment

Mr. Chaudhry	—	—	—
Mr. Canessa	325,000	300,000	8.3%
Mr. Nair(1)	430,000	—	—
Mr. Rajic	430,000	415,000	3.6%
Mr. Schlossman	250,000	225,000	11.1%
1.In connection with his appointment as our CTO in May 2023, Mr. Nair’s initial bonus target was set at $430,000. Mr. Nair’s target annual cash bonus award opportunity was pro-rated during fiscal 2023 to reflect his three month’s employment with us.
Potential annual cash bonus awards for our Named Executive Officers under the Employee Incentive Compensation Plan could range from zero to 150% of their target annual cash bonus award opportunity. For the full year, eligible named Executive Officers, including Mr. Rajic, earned an aggregate of 82.6% of their target performance amounts.
The cash bonuses actually paid to our Named Executive Officers for fiscal 2023 are set forth in the “Fiscal 2023 Summary Compensation Table” below.
Incentive Plan Performance Metrics
Under the Employee Incentive Compensation Plan, the compensation committee determined the performance metrics and related target levels for the fiscal 2023 annual cash bonus awards.
The compensation committee selected revenue and calculated billings as the appropriate corporate performance metrics for the Named Executive Officers because, in its view, these metrics were key indicators of our periodic performance and our progress in executing on our business strategy of focusing on growth and gaining market share.
For purposes of the Named Executive Officers’ cash bonus awards:
•“revenue” represented total revenue calculated in accordance with generally accepted accounting principles, or GAAP, as reported in our audited financial statements; and
•“calculated billings” represented our total revenue plus the change in deferred revenue in a given fiscal period. Calculated billings in any particular fiscal period aims to reflect amounts invoiced for subscriptions to access our cloud platform, together with related support services for our new and existing customers.

2023 Proxy Statement	47

●	EXECUTIVE COMPENSATION
As reflected in our annual operating plan presented to and approved by our board of directors, the target levels established for revenue and calculated billings for the full year of fiscal 2023 by the compensation committee were as follows:

Performance Metric	Full Year Fiscal 2023 ($)

Revenue	1,683,000
Calculated Billings	2,202,000
For fiscal 2023, the revenue and calculated billing targets for the Employee Incentive Compensation Plan were significantly greater than the amount achieved in the previous period for the prior fiscal year and represented a very aggressive target for fiscal 2023.
The compensation committee determined that the bonus pool would fund and our Named Executive Officers were eligible to earn 50% of their target cash bonus awards (the "Initial Pool") to the extent that we achieved the minimum thresholds for revenue and calculated billings for each performance period in fiscal 2023 as set forth in the following schedule:

Initial Pool
Metric Achievement	Payment	Bonus Attainment

Less than 80%	0%	No payout below 80% achievement
80% - 90%	0% to 70% linear	80% attainment pays 0% and 90% pays 70%
90% - 95%	70% to 90% linear	90% attainment pays 70% and 95% pays 90%
95% - 100%	90% to 100% linear	95% attainment pays 90% and 100% pays 100%
100% - 105%	100% to 125% linear	100% attainment pays 100% and 105% pays 125%
105% - 110%	125% to 150% linear	105% attainment pays 125% and 110% pays 150%
>110%	TBD	Payout over 150%, determined in the discretion of the board of directors
The compensation committee also determined that the remaining 50% of the bonus pool (the "Secondary Pool") would fund and be reserved for distribution based on achievement of the same revenue and calculated billings targets, with any payouts subject to downward discretion by the CEO, with final payments to be approved by the compensation committee. The Secondary Pool would be funded based on the following performance metrics:

Secondary Pool
Metric Achievement	Funding Level	Cash Payment

Less than 90%	0%	No payout below 90% achievement
90% - 99%	100%	CEO may designate up to funded amount for payment
100% or greater	150%	CEO may designate up to funded amount for payment

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EXECUTIVE COMPENSATION	●
The amounts funded in the Secondary Pool were to be earned and distributed based on our CEO’s determination of each executive’s individual performance and the Company’s achievement of organization specific goals. Our CEO could authorize payment at any level up to but not exceeding 100% of the funded amount in the Secondary Pool, with final payouts to be approved by the compensation committee.

Initial Pool - Fiscal 23 Achievement Results
Period	Billings (% of Target)	Revenue (% of Target)	Bonus Payment (% of Target)

First Fiscal Half	91.7	98.4	86.8
Second Fiscal Half	93.3	94.2	85
Full Fiscal Year	92.5	96.3	85.9
Secondary Pool - Fiscal 23 Achievement Results
Period	Metric Achievement	Funded (% of Target)	Adjusted Payment (% of Target)

First Fiscal Half		100	58.7
Second Fiscal Half		100	100
Full Fiscal Year		100	79.4
Cash Bonus Payments (Other than Mr. Rajic)
In February and September 2023, for results relating to the first and second fiscal halves respectively, the compensation committee determined that as a result the performance as displayed in the table above, the cash bonus payments to our eligible Named Executive Officers (other than Mr. Rajic) were equal to 72.8% of their target semi-annual cash bonus for the first half of the year and 85% of their target semi-annual cash bonus for the second half of the year.

Named Executive Officer	Period	Target Bonus Opportunity ($)	Bonus Payment ($)

Mr. Canessa	First Half	162,500	118,235
	Second Half	162,500	150,313
	Total	325,000	268,548
Mr. Nair	First Half(1)	—	—
	Second Half(2)	71,667	66,507
	Total	71,667	66,507
Mr. Schlossman	First Half	125,000	90,950
	Second Half	125,000	115,625
	Total	250,000	206,575
1.Mr. Nair’s was not employed during the first half of fiscal 2023.
2.Mr. Nair’s participation was pro-rated from his start date for the second half of fiscal 2023.

2023 Proxy Statement	49

●	EXECUTIVE COMPENSATION
Cash Bonus Payments for Mr. Rajic
As provided pursuant to his Employment Offer Letter, Mr. Rajic was eligible to participate in the Employee Incentive Compensation Plan on the same terms and conditions, described above for our other Named Executive Officers, subject to determination and receipt of his cash bonus payments on a quarterly, rather than a semi-annual, basis.
Based on our corporate performance and funding of the supplemental bonus pool as awarded by our CEO, the cash bonus payments to Mr. Rajic for fiscal 2023 were as follows:

Fiscal Period	Quarterly Target Bonus Opportunity ($)	Quarterly Bonus Payment ($)

First Fiscal Quarter	107,500	86,000
Second Fiscal Quarter	107,500	70,435
Third Fiscal Quarter	107,500	101,319
Fourth Fiscal Quarter	107,500	97,395
Total	430,000	355,149
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our Named Executive Officers with those of our stockholders. In fiscal 2023, equity awards were granted to the Named Executive Officers included both time-based and performance-based stock awards.
The compensation committee determined the amount of long-term incentive compensation for our Named Executive Officers (and, in the case of our CEO, formulated its recommendation to the independent members of the Board for his long-term incentive compensation award) as part of its annual compensation review. In making these awards and recommendation, the compensation committee took the following factors into consideration:
•a competitive market analysis performed by its compensation consultant;
•the amount of equity compensation held by the Named Executive Officer (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives);
•the recommendations of our CEO (except with respect to his own equity awards);
•the projected impact of the proposed awards on our earnings and stock-based compensation as a percentage of revenue;
•the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the companies in our compensation peer group; and
•the potential dilution to our shareholders (our “overhang”) in relation to the companies in our compensation peer group

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Fiscal 2023 Annual Equity Awards
For fiscal 2023, except for Mr. Nair, whose new hire package is described below, we issued our annual long-term incentive compensation awards to our Named Executive Officers in the form of PSU awards and time-based RSU awards. The awards were weighted more heavily towards PSUs for our CEO, with 80% of his long-term incentive compensation opportunity in the form of PSU awards and 20% in the form of an RSU award. The compensation committee believed that weighting our CEO’s long-term compensation opportunity more heavily toward PSUs in comparison to other executives better aligns our CEO’s goals with those of our stockholders. For the other Named Executive Officers, their long-term incentive compensation was weighted 25% in the form of PSU awards and 75% in the form of RSU awards. Due to the uncertain macroeconomic environment at the time of the original approval, the awards were approved in October 2022 and were issued with a set number of shares being issued in October 2022 and additional shares issued in April 2023 with such share number determined by dividing a target award value for each Named Executive Officer, respectively, by the average closing share price of the Company's stock for each of the trading days in April 2023. The total equity awards approved for our Named Executive Officer in October 2022 and April 2023 were as follows:

Named Executive Officers	Restricted Stock Unit Award October 2022 (Number of shares) (#)	Performance Stock Unit Award October 2022 (Number of shares) (#)	Restricted Stock Unit Award April 2023 (Number of shares) (#)	Performance Stock Unit Award April 2023 (Number of shares) (#)

Mr. Chaudhry	43,704	174,815	57,726	230,902
Mr. Canessa	15,278	5,093	20,180	6,727
Mr. Rajic	33,334	11,112	44,028	14,676
Mr. Schlossman	9,723	3,241	12,842	4,281
Fiscal 2023 Time-Based Equity Awards
Our fiscal 2023 time-based equity awards to our Named Executive Officers, other than Mr. Nair, were issued in the form of RSUs for shares of our common stock and vest over a four-year period in 16 equal quarterly installments beginning on December 15, 2023, subject to each recipient's continued service to the Company.
Fiscal 2023 PSU Awards
After considering analysis performed by Compensia, feedback from our stockholders and the compensation committee’s desire to establish long-term performance metrics, the compensation committee determined the PSU performance metrics for fiscal 2023 were to be based on achievement of a long-term, multi-year ARR metric.
The compensation committee will certify achievement of the performance criteria for these awards after completion of the quarter in which the Company meets or exceeds the required ARR target, as indicated by the financial records of the Company. If such ARR target is achieved on or before January 31, 2026 awarded shares will equal 140% of target shares, and if the ARR target achieved after January 31, 2023 but on or before April 30, 2026 awarded shares will equal 120% of target shares. If the ARR target is achieved after April 30, 2026, awarded shares will equal 100% of target shares. The long-term ARR target was selected because it requires significant growth and we believe it will be a transformative milestone for the Company in our growth cycle.
CEO Equity Awards
The compensation committee intends the CEO awards for fiscal 2023 to cover approximately four years of equity awards and, as noted above, 80% of the awards are long term performance based-award which will not be attained until the company reaches a long term ARR target. This ARR target represents a challenging, long term and multi-year corporate milestone, the achievement of

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which will benefit our stockholders. This equity structure, which only rewards our CEO upon achievement of an aggressive and significant ARR target, establishes material stockholder value alignment. The compensation committee does not anticipate providing additional equity awards to our CEO for the multi-year period covered by the 2023 awards.
Fiscal 2023 New Hire Equity Awards
On May 24, 2023, Mr. Nair was hired as our CTO and EVP of R&D. Pursuant to his new hire agreement, Mr. Nair received equity stock awards, on June 6,2023, consisting of time-based RSUs with a grant date value of $16,800,000, performance-based awards with a grant date value of $7,200,000 and options to purchase 50,000 shares of common stock. The time based RSUs vest over four years with the first 12.5% vesting after six months and the remainder vesting in equal quarterly installments thereafter. The performance-based awards vest in accordance with the annual executive performance-based awards, as described below, and the options vest 25% after the first year and monthly thereafter over a total of four years.
Legacy PSU Awards - Fiscal 2023 Performance Period
In fiscal 2020, under the term of his new hire offer letter, Mr. Rajic was granted multi-year PSU awards under a separate four-year arrangement ending in fiscal 2023 and for which fiscal 2023 performance metrics were to be determined during fiscal 2023. The compensation committee determined that the fiscal 2023 PSU Awards were to be earned based on our level of attainment of two equally weighted performance metrics: revenue and calculated billings. The compensation committee selected the metrics because they are key indicators of our progress in executing our business strategy of pursuing growth to capture significant market share aligned directly to Mr. Dali’s role in the Company.
For purposes of the Fiscal 2023 PSU Awards, “revenue” and “calculated billings” had the same meanings as under the Employee Incentive Compensation Plan for our senior executives. As reflected in our annual operating plan presented to and approved by our board of directors, the target levels established for revenue and calculated billings for the full year of fiscal 2023 by the compensation committee were as follows:

Performance Metric	Full Year Fiscal 2023 ($)

Revenue	1,683,000
Calculated Billings	2,202,000
For the fiscal 2023 performance year, the total number of units that could be earned scaled from 0% to 150% of the target number of units, based on actual achievement of the fiscal 2023 performance metrics as follows:

Metric Achievement	Payment	PSU Award Attainment

Less than 80%	0%	No attainment below 80% achievement
80% - 90%	0% to 70% linear	80% attainment pays 0% and 90% pays 70%
90% - 95%	70% to 90% linear	90% attainment pays 70%, and 95% pays 90%
95% - 100%	90% to 100% linear	95% attainment pays 90% and 100% pays 100%
100% - 105%	100% to 125% linear	100% attainment pays 100%, and 105% pays 125%
105% - 110%	125% to 150% linear	105% attainment pays 125%, and 110% pays 150%
In September 2023, our revenue and calculated billings results for fiscal 2023 were presented to the compensation committee for review. After reviewing and analyzing these results, the compensation committee certified that, for the annual performance period

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ended July 31, 2023, our calculated billings were achieved at 92.4% of the target performance level and our revenue was achieved at 96.1% of the target performance level, resulting in 79.6% of the calculated billings attainment and 92.2% of the revenue attainment for a total of 85.9% achievement. Of the 23,182 target shares, 19,914 shares were attained and vested on September 15, 2023.
The total compensation for Mr. Rajic for fiscal 2023 includes the value of these legacy PSU awards, which significantly increased in value between the grant approval date and the date when the compensation committee determined the metrics and related target levels for the PSU awards. The closing market price of our common stock was $43.98 per share for the awards approved in October 2019 for Mr. Rajic. However, as a result of our strong growth and financial performance following the award approval, the closing market price of our common stock appreciated to $147.63 per share in October 2022 when the performance metrics for these legacy PSU awards were established, and the value of the awards for fiscal 2023 compensation purposes was determined.
Health and Welfare Benefits
Our Named Executive Officers are eligible to receive the same employee benefits that are generally available to all employees, subject to the satisfaction of certain eligibility requirements. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance and reimbursement for mobile phone coverage.
We maintain a tax-qualified retirement plan, or the 401(k) plan, that provides eligible employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) Plan as of the first day of the month following the date they meet the plan’s eligibility requirements, and participants are able to defer up to 100% of their eligible compensation subject to applicable annual limits as set under the Internal Revenue Code. All participants’ interests in their deferrals are 100% vested when contributed. We also make employer matching contributions to the 401(k) plan in an amount of up to $2,000 annually on a dollar for dollar basis.
The 401(k) Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code with the plan’s related trust intended to be tax-exempt under Section 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to our 401(k) Plan and earnings on those contributions are not taxable to our employees until distributed from the plan.
We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers, except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During fiscal 2023, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for any individual.
We have in the past and may in the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

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EMPLOYMENT ARRANGEMENTS
We entered into written employment agreement with our CEO and employment offer letters with our other Named Executive Officers in connection with their employment with us. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In filling each of our executive positions, our board of directors or the compensation committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
Each of these arrangements provides for “at will” employment (meaning that either we or the executive may terminate the employment relationship at any time without cause) and sets forth the initial compensation arrangements for the executive, including their base salary, target annual cash bonus award opportunity (expressed as fixed amount or as a percentage of his or her base salary), participation in our employee benefit programs, eligibility for future equity awards, and reimbursement for all reasonable and necessary business expenses.
In addition, in the case of our Named Executive Officers, their employment offer letters and other agreements provide that the executive will be eligible to receive certain severance payments and benefits in connection with certain terminations of employment. These post-employment compensation arrangements are discussed in “Post-Employment Compensation” below.
For detailed descriptions of the employment arrangements with our Named Executive Officers, see “Potential Payments upon Termination or Change in Control” below.
POST-EMPLOYMENT COMPENSATION
The employment offer letters and equity award agreements with our Named Executive Officers provide them with certain protection in the event of their termination of employment other than for “cause,” death, or “disability” (as such terms are defined in the employment offer letters). In addition, our Named Executive Officers are participants in our Change of Control and Severance Policy, or the Severance Policy, which provides for certain protections in the event of a termination of employment in connection with a change in control of the Company. We believe that these protections were necessary to induce these individuals to leave their former employment for the uncertainty of a demanding position in a new and unfamiliar organization and help from a retention standpoint and to retain their services on an ongoing basis. We also believe that these arrangements provided by the Severance Policy help maintain the continued focus and dedication of our Named Executive Officers to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company.
These arrangements provide reasonable compensation to a Named Executive Officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by conditioning post-employment compensation and benefits on a departing Named Executive Officer signing a separation and release agreement acceptable to us.
Under the Severance Policy, all payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

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In the event of a change in control of the Company, to the extent Section 280G or 4999 of the Internal Revenue Code is applicable to a Named Executive Officer, such individual is entitled to receive either:
•payment of the full amounts specified in the policy to which he or she is entitled; or
•payment of such lesser amount that does not trigger the excise tax imposed by Section 4999, whichever results in him or her receiving a higher amount after taking into account all federal, state, and local income, excise and employment taxes.
We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our Named Executive Officers.
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, are essential to attracting and retaining highly-qualified executive officers. The compensation committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our Named Executive Officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
For detailed descriptions of the post-employment compensation arrangements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.
EXECUTIVE STOCK OWNERSHIP GUIDELINES
We believe that our executives should hold a significant amount of Company equity to link their long-term economic interests directly to those of our stockholders. Accordingly, effective January 1, 2022, our board of directors adopted stock ownership guidelines for Named Executive Officers. Our chief executive officer is required to own shares of our common stock with a value equal to at least five times his or her annual base salary, and each other Named Executive Officer is required to own shares of our common stock with a value equal to at least three times his or her annual base salary.
We believe that this multiple constitutes significant amounts for our Named Executive Officers and provides a substantial link between the interests of our Named Executive Officers and those of our stockholders. Compliance with these guidelines for our Named Executive Officers is required within five years of becoming subject to them. For purposes of meeting the ownership requirements, unvested RSU awards are counted, but unearned performance awards and unexercised stock options are not. At the end of fiscal 2023, each of our Named Executive Officers exceeded these guidelines based on their current stock accumulation.
OTHER COMPENSATION POLICIES
Hedging and Pledging Prohibitions
Under our Insider Trading Policy, our employees (including officers) and members of our board of directors are prohibited from making short-sales and engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities. This latter prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, under our Insider Trading Policy, our employees and members of our board of directors are prohibited from using our securities as collateral for a loan or holding our securities in a margin account.
Compensation Recovery ("Clawback") Policy
In 2023, our compensation committee adopted a Compensation Recovery Policy applicable to our CEO and all of our current and former Named Executive Officers (each a "Covered Person"). Under this policy, our compensation committee is obligated to recover, Excess Incentive Compensation received by any Covered Person on or after October 2, 2023, if any, in the event Zscaler is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. For purposes of this policy, Excess Incentive Compensation means, the amount of certain incentive based

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compensation actually received by the Covered Person, minus the amount of such incentive based compensation that otherwise would have been received had the incentive compensation been determined based on the applicable restated amounts.
This Policy is intended to comply with, and will be interpreted in a manner consistent with, Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), with Exchange Act Rule 10D-1 and with the Nasdaq listing standards.
TAX AND ACCOUNTING CONSIDERATIONS
The compensation committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain specified executive officers. While our compensation committee considers tax deductibility as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code.
Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Internal Revenue Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Internal Revenue Code does apply to certain severance arrangements, bonus arrangements and equity awards, and we have structured all such arrangements and awards in a manner to either avoid or comply with the applicable requirements of Section 409A of the Internal Revenue Code.
Accounting for Stock-Based Compensation
The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
EMPLOYMENT OFFER LETTER WITH MR. CANESSA
Under Mr. Canessa’s employment offer letter, if we terminate Mr. Canessa’s employment with us other than for “cause,” death or “disability” outside of the period beginning on a “change of control” (as such terms are defined in the Severance Policy) and ending 12 months following the change of control, he will be entitled to receive (i) accelerated vesting as to the number of unvested shares

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subject to equity awards that otherwise would have vested during the six months following the date his employment with us terminates had he remained employed with us through such time; (2) extension of the period of time in which he has to exercise his vested options until the date that is 12 months following his termination date, subject to earlier termination on a change in control (or similar transaction) pursuant to the terms of the equity plan under which the options are granted; and (3) severance pay at a rate equal to 100% of his annual base salary, as then in effect, for a period of six months following the date of such termination, payable in accordance with our normal payroll practices.
To receive the severance benefits upon a qualifying termination, Mr. Canessa must sign and not revoke a release of claims within the time specified in his employment offer letter.
EMPLOYMENT OFFER LETTER WITH MR. RAJIC
Under Mr. Rajic's employment offer letter, if we terminate Mr. Rajic's employment with us other than for “cause” or he resigns for “good reason”, outside of the “change of control period" (as such terms are defined in the employment offer letter), he will be entitled to receive (i) severance pay at a rate equal to 100% of his annual base salary, as then in effect (less applicable withholding) for a period of six months following the date of such termination; and (ii) extension of the period of time in which he will have to exercise his vested options to purchase our common stock subject to the options until the date that is 12 months following his termination date, subject to earlier termination on a change in control (or similar transaction) pursuant to the terms of the equity plan under which the options were granted. Further, If Mr. Rajic is subject to a "qualifying termination" (as defined in the employment offer letter), he will be entitled to an extension of the period of time in which he will have to exercise his vested options to purchase our common stock subject to the Option until the date that is 12 months following his termination date, subject to earlier termination on a change in control (or similar transaction) pursuant to the terms of the equity plan under which the options were granted.
To receive the severance benefits upon a qualifying termination, Mr. Rajic must sign and not revoke a release of claims within the time specified in his employment offer letter.
EMPLOYMENT OFFER LETTER WITH MR. SCHLOSSMAN
Under Mr. Schlossman’s employment offer letter, if we terminate Mr. Schlossman’s employment with us other than for “cause” or he resigns for “good reason”, without a “change of control” (as such terms are defined in the employment offer letter), he will be entitled to receive continuing severance pay at a rate equal to 100% of his annual base salary, as then in effect, for a period of three months from the date of such termination, to be paid periodically in accordance with our normal payroll practices.
To receive the severance benefits upon a qualifying termination, Mr. Schlossman must sign and not revoke a release of claims within the time specified in his employment offer letter.
EMPLOYMENT OFFER LETTER WITH MR. NAIR
In connection with his appointment as CTO and Executive Vice President of Research and Development, we entered into an employment offer letter dated April 12, 2023 (the “Nair Offer Letter”) with Mr. Nair. Pursuant to the Nair Offer Letter, our initial compensation arrangements with Mr. Nair were as follows:
•an initial annual base salary of $430,000;
•a target annual cash bonus awards opportunity equal to $430,000;
•a RSU award with a value of $16,800,000 to acquire shares of our common stock that will vest over approximately a four-year period. The value was to be converted into shares based on the average of the closing price of our common stock on the Nasdaq Global Select Market for each of the trading days in May;

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•a PSU award with a value of $7,200,000 to acquire shares of our common stock that will be subject to performance criteria that are consistent with the performance criteria applicable to the PSU award granted to our other senior officers in fiscal 2023. The value was to be converted into shares based on the average of the closing price of our common stock on the Nasdaq Global Select Market for each of the trading days in May; and
•an option to purchase 50,000 shares of our common stock that will vest over a four-year period from his employment start date.
Mr. Nair was designated as a participant in our Change of Control and Severance Policy under which he is eligible to receive certain severance payments and benefits in the event of his Qualifying Termination (as defined in the policy). The Nair Offer Letter was negotiated on our behalf by our CEO and approved by the compensation committee. In establishing his initial compensation arrangements, we took into consideration the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data, the aggregate value of the equity awards that he held at his then current-employer that he would forfeit if he left such employment, and the need to integrate him into the executive compensation structure, balancing both competitive and internal equity considerations.
To receive the severance benefits upon a qualifying termination, Mr. Nair must sign and not revoke a release of claims within the time specified in his employment offer letter.
Change of Control and Severance Policy
Our board of directors adopted a Change of Control and Severance Policy, or the Severance Policy. Each of our current executive officers is a participant in the Severance Policy. Under the Severance Policy, if we terminate a participant other than for “cause,” death or “disability” or the Named Executive Officer resigns for “good reason” during the period beginning on a “change of control” (as such terms are defined in the Severance Policy) and ending 12 months following the change of control (which we refer to as the change of control period), such Named Executive Officer will be eligible to receive the following severance benefits:
•100% of the then-unvested shares subject to his then-outstanding equity awards will become vested and exercisable, and in the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the specified percentage of target levels;
•a lump-sum payment equal to 100% of the greatest of (i) a participant's annual base salary as in effect immediately prior to his termination, (ii) if the termination is a resignation for good reason based on a material reduction in base salary, a participant's annual base salary as in effect immediately prior to such reduction, or (iii) a participant's annual base salary as in effect immediately prior to the change of control;
•a lump-sum payment equal to (i) 100% of a participant's target annual bonus award opportunity for the fiscal year in which the termination occurs plus (ii) a pro-rated portion of such target annual bonus award opportunity reduced by any bonus payments made during such fiscal year; and
•a lump-sum health benefit severance payment of $36,000.
To receive the severance benefits upon a qualifying termination, a Named Executive Officer must sign and not revoke a release of claims within the time specified in the Severance Policy. If we discover, after a Named Executive Officer receives severance payments or benefits, that grounds for terminating him for cause existed, such Named Executive Officer will not receive any further severance payments or benefits under the Severance Policy, and to the extent permitted by law, the Named Executive Officer will be required to repay to us any severance payments or benefits (or gain derived from such payments or benefits) he received under the Severance Policy.

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In addition to any benefits available to Named Executive Officers under the Severance Policy, in October 2022, the compensation committee approved acceleration of attainment of any outstanding PSUs in the event of a change of control of the Company (as defined in the Severance Policy). In the event of a change of control, outstanding PSUs will be deemed to be achieved at 100% of target, subject, in certain circumstances, to continued time-based vesting.
Fiscal Year 2018 Equity Incentive Plan and 2007 Stock Plan
Our Fiscal Year 2018 Equity Incentive Plan (the “2018 Plan”) provides that in the event of a merger or change in control, as defined under our 2018 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator is not required to treat all awards or participants similarly.
In the event that a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and all other terms and conditions met and such award will become fully exercisable, if applicable. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
In the event of a change in control, with respect to awards granted to an outside director his or her options and other equity awards, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and RSU awards will lapse and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.
In addition, the agreements for certain performance-based awards granted to our Named Executive Officers hold that performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met, and be subject to continued time-based vesting as set forth in the individual award agreements in the event of a change in control.
Our 2007 Plan provides that, in the event of a merger or change in control, as defined under our 2007 Plan, each outstanding award may be assumed or substituted for an equivalent award. In the event that awards are not assumed or substituted for, then the vesting of outstanding awards will be accelerated, and stock options will become exercisable in full prior to such transaction. In addition, if an option is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant that such award will be fully vested and exercisable for a specified period prior to the transaction, and such award will terminate upon the expiration of such period for no consideration, unless otherwise determined by the administrator.

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Fiscal 2023 Summary Compensation Table
The following table presents information regarding the compensation awarded to, earned by and paid to each of our Named Executive Officers during fiscal 2023, fiscal 2022 and fiscal 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Jay Chaudhry Chief Executive Officer	2023	23,660	—	57,751,823(2)	—	—	—	57,775,483
	2022	23,660	—	41,506,500(3)	—	—	—	41,530,160
	2021	23,660	—	19,975,500(4)	—	—	—	19,999,160
Remo Canessa Chief Financial Officer	2023	430,000	—	5,383,820(2)	—	268,548	—	6,082,368
	2022	400,000	—	10,704,526(3)	—	347,588	—	11,452,114
	2021	375,000	—	2,719,670(4)	—	347,117	—	3,441,786
Syam Nair(5) Chief Technology Officer	2023	80,625	—	29,658,794(2)	4,448,380(6)	66,507	—	34,254,306
Dali Rajic Chief Operating Officer	2023	430,000	—	15,110,749(2)	—	355,149	—	15,895,898
	2022	415,000	—	45,154,450(3)	—	509,076	—	46,078,526
	2021	400,000	—	8,526,289(4)	—	525,075	—	9,451,364
Robert Schlossman Chief Legal Officer	2023	375,000	—	3,426,192(2)	—	206,575	—	4,007,767
	2022	325,000	—	8,028,464(3)	—	260,690	—	8,614,154
	2021	325,000	—	2,175,736(4)	—	229,453	—	2,730,189
(1)The amounts reported represent the grant date fair value of the stock awards granted to the Named Executive Officers during the respective fiscal years as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2023.
(2)The awards for fiscal 2023 are comprised of (i) time-based RSU and (ii) PSU awards. The amounts shown in respect of the PSU awards represent the grant date fair value based on the probable outcome of the fiscal 2023 performance condition as of the grant date. The grant date fair value of the PSU awards for which metrics were determined in fiscal 2023 assuming achievement of the maximum level of performance are: Mr. Chaudhry, $64,681,951; Mr. Canessa, $1,884,419; Mr. Nair $10,100,155; Mr. Rajic $9,157,928; and Mr. Schlossman $1,199,340. These amounts do not necessarily correspond to the actual value recognized by the Named Executive Officers.
(3)The awards for fiscal 2022 are comprised of PSU awards, and for Mr. Rajic (i) time-based RSU and (ii) PSU awards. The amounts shown in respect of the PSU awards represent the grant date fair value based on the probable outcome of the fiscal 2022 performance condition as of the grant date. The grant date fair value of the PSU awards for which metrics were determined in fiscal 2022 assuming achievement of the maximum level of performance are: Mr. Chaudhry, $62,259,750; Mr. Canessa, $13,380,658; Mr. Rajic $53,044,974; and Mr. Schlossman $10,035,580. These amounts do not necessarily correspond to the actual value recognized by the Named Executive Officers. For example, PSU awards were earned at 106.2% of target for fiscal 2022.

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(4)The awards for fiscal 2021 are comprised of (i) time-based RSU and (ii) PSU awards. The amounts shown in respect of the PSU awards represent the grant date fair value based on the probable outcome of the fiscal 2021 performance condition as of the grant date. The grant date fair value of the PSU awards for which metrics were determined in fiscal 2021 assuming achievement of the maximum level of performance are: Mr. Chaudhry, $29,963,250; and Mr. Rajic $4,630,720. These amounts do not necessarily correspond to the actual value recognized by the Named Executive Officers. For example, PSU awards were earned at 129.25% of target for fiscal 2021.
(5)Mr. Nair was appointed Chief Technology Officer and EVP of R&D on May 24, 2023, and appointed as an Executive Officer in July of 2023.
(6)The amounts reported represent the aggregate grant date fair value of the stock options granted to our Named Executive Officers, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2023. These amounts do not necessarily correspond to the actual value recognized by the Named Executive Officers.

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●	EXECUTIVE COMPENSATION
Fiscal 2023 Grants of Plan-Based Awards Table
The following table sets forth certain information with respect to all plan-based awards granted to our Named Executive Officers during fiscal 2023.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of shares of Stock or Units (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Options Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jay Chaudhry	10/17/2022	—	—	—	—	174,815	244,741	—	—	25,397,123
	10/17/2022	—	—	—	—	—	—	43,704(4)	—	6,349,317
	04/28/2023	—	—	—	—	230,902	323,263	—	—	20,804,270
	04/28/2023	—	—	—	—	—	—	57,726(5)	—	5,201,113
Remo Canessa	10/17/2022	—	325,000	487,500	—	—	—	—	—	—
	10/17/2022	—	—	—	—	5,093	7,130	—	—	739,911
	10/17/2022	—	—	—	—	—	—	15,278(6)	—	2,219,588
	04/28/2023	—	—	—	—	6,727	9,418	—	—	606,103
	04/28/2023	—	—	—	—	—	—	20,180(6)	—	1,818,218
Syam Nair	06/06/2023	—	71,667	107,501	—	—	—	—	—	—
	06/06/2023	—	—	—	—	—	—	50,000(7)	152.99	4,448,380
	06/06/2023	—	—	—	—	47,156	66,018	—	—	7,214,396
	06/06/2023	—	—	—	—	—	—	146,705(8)	—	22,444,398
Dalibor Rajic	10/13/2022	—	—	—	—	23,182	34,773	—	—	3,364,404
	10/17/2022	—	430,000	645,000	—	—	—	—	—	—
	10/17/2022	—	—	—	—	11,112	15,557	—	—	1,614,351
	10/17/2022	—	—	—	—	—	—	33,334(6)	—	4,842,764
	04/28/2023	—	—	—	—	14,676	20,546	—	—	1,322,308
	04/28/2023	—	—	—	—	—	—	44,028(6)	—	3,966,923
Robert Schlossman	10/17/2022		250,000	375,000	—	—	—	—	—	—
	10/17/2022	—	—	—	—	3,241	4,538	—	—	470,852
	10/17/2022	—	—	—	—	—	—	9,723(6)	—	1,412,557
	04/28/2023	—	—	—	—	4,281	5,994	—	—	385,718
	04/28/2023	—	—	—	—	—	—	12,842(6)	—	1,157,064
(1)These amounts reflect the fiscal 2023 target cash bonus award amounts for each of our Named Executive Officers under our Executive Incentive Compensation Plan. Mr. Chaudhry did not participate in the Executive Incentive Compensation Plan. There are no threshold bonus amounts under the Executive Incentive

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Compensation Plan. The amounts set forth do not represent actual compensation earned or earnable by the Named Executive Officers for fiscal 2023. Please see the "Fiscal 2023 Summary Compensation Table" for the amounts earned by our Named Executive Officers for fiscal 2023. For a description of the Executive Incentive Compensation Plan, see “Compensation Discussion and Analysis –Annual Cash Bonuses” above.
(2)These amounts reflect PSU awards granted and eligible to be earned based on achievement of long-term ARR targets established during fiscal 2023 under our 2018 Equity Incentive Plan. Mr. Rajic was also granted a PSU award eligible to be earned based on the achievement of fiscal 2023 revenue and calculated billing targets established by the compensation committee.The amounts set forth do not represent actual compensation earned or earnable by the Named Executive Officers for fiscal 2023. For a description of the fiscal 2023 PSU program, see “Compensation Discussion and Analysis –Long-Term Incentive Compensation” above.
(3)The amounts reported represent the aggregate grant date fair value of the stock awards granted to our Named Executive Officers in fiscal 2023, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in our Annual Report. These amounts do not necessarily correspond to the actual value recognized by the Named Executive Officers.
(4)The RSU award vests in (16) equal quarterly installments beginning December 15, 2022.
(5)The number of shares was determined on April 28, 2023 based on an award value approved on October 17, 2022. The award began vesting on December 15, 2022, prior to the number of shares being determined, resulting in 3/16ths of the RSUs being released on June 15 2023, with the remainder vesting in (13) equal quarterly installments.
(6)The RSU award vests in (16) equal quarterly installments beginning December 15, 2023.
(7)One-fourth of the shares subject to the option vest on May 24, 2024 and 1/48th of the shares vest monthly thereafter.
(8)The RSUs vest 12.5% on December 15, 2023 and the remaining in equal quarterly installments thereafter.

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Fiscal 2023 Outstanding Equity Awards at Fiscal Year End Table
The following table provides information regarding outstanding equity awards held by our Named Executive Officers as of July 31, 2023.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units or That Have Not Vested ($)

Jay Chaudhry	10/17/22	(2)	—	—	—	—	35,510	5,695,094	—	—
	10/17/22	(3)	—	—	—	—	—	—	174,815	28,036,830
	4/28/23	(2)	—	—	—	—	46,903	7,522,303	—	—
	4/28/23	(3)	—	—	—	—	—	—	230,902	37,032,063
Remo Canessa	10/5/18	(4)	—	—	—	—	17,579	2,819,320	—	—
	10/31/19	(4)	—	—	—	—	9,245	1,482,713	—	—
	6/2/20	(4)	—	—	—	—	18,134	2,908,331	—	—
	4/13/21	(5)	—	—	—	—	12,793	2,051,741	—	—
	9/1/21	(6)	—	—	—	—	23,101	3,704,938	—	—
	10/17/22	(7)	—	—	—	—	15,278	2,450,286	—	—
	10/17/22	(3)	—	—	—	—	—	—	5,093	816,815
	4/28/23	(7)	—	—	—	—	20,180	3,236,468	—	—
	4/28/23	(3)	—	—	—	—	—	—	6,727	1,078,876
Syam Nair	6/6/23	(13)	—	50,000	152.99	06/06/33	—	—	—	—
	6/6/23	(14)	—	—	—	—	146,705	23,528,548	—	—
	6/6/23	(3)	—	—	—	—	—	—	47,156	7,562,879

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			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units or That Have Not Vested ($)

Dalibor Rajic	9/12/19	(8)	111,776	6,250	49.59	09/12/29	—	—	—	—
	10/31/19	(9)	—	—	—	—	5,796	929,562	—	—
	6/2/20	(4)	—	—	—	—	21,156	3,392,999	—	—
	4/13/21	(5)	—	—	—	—	25,585	4,103,322	—	—
	9/1/21	(6)	—	—	—	—	40,427	6,483,682	—	—
	1/7/22	(10)	—	—	—	—	—	—	38,250	6,134,535
	1/7/22	(11)	—	—	—	—	26,297	4,217,513	—	—
	10/13/22	(12)	—	—	—	—	—	—	23,182	3,717,929
	10/17/22	(7)	—	—	—	—	33,334	5,346,107	—	—
	10/17/22	(3)	—	—	—	—	—	—	11,112	1,782,143
	4/28/23	(7)	—	—	—	—	44,028	7,061,211	—	—
	4/28/23	(3)	—	—	—	—	—	—	14,676	2,353,737
Robert Schlossman	10/5/18	(9)	—	—	—	—	1,954	313,383	—	—
	10/5/18	(4)	—	—	—	—	9,766	1,566,271	—	—
	10/31/19	(4)	—	—	—	—	10,272	1,647,423	—	—
	6/2/20	(4)	—	—	—	—	9,067	1,454,165	—	—
	4/13/21	(5)	—	—	—	—	10,234	1,641,329	—	—
	9/1/21	(6)	—	—	—	—	17,326	2,778,744	—	—
	10/17/22	(7)	—	—	—	—	9,723	1,559,375	—	—
	10/17/22	(3)	—	—	—	—	—	—	3,241	519,792
	4/28/23	(7)	—	—	—	—	12,842	2,059,600	—	—
	4/28/23	(3)	—	—	—	—	—	—	4,281	686,587
(1)This column represents the market value of the shares underlying the RSU awards or PSU awards, as applicable, as of July 31, 2023, based on the closing price of our common stock, as reported on NASDAQ, of $160.38 per share on July 31, 2023.
(2)The remaining RSUs vest in (13) equal quarterly installments through September 15, 2026.
(3)Upon achievement of specified performance metrics, earned PSU awards vest 100% on the first quarterly vesting date after achievement has been certified. Amounts reported reflect achievement at target.
(4)The remaining RSUs vest in five equal quarterly installments through September 15, 2024.

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(5)The remaining RSU awards vest as follows: (i) 2.71% of the RSUs vest on September 15, 2023; (ii) 43.24% of the RSUs vest in eight equal quarterly installments through September 15, 2025 and (iii) 54.05% of the RSUs vest in eight quarterly installments through September 15, 2027.
(6)The remaining RSUs vest in nine equal quarterly installments through September 15, 2025.
(7)The RSUs vest in (16) equal quarterly installments through September 15, 2027.
(8)The remaining options vest monthly through September 10, 2023.
(9)The remaining RSUs vest on September 15, 2023.
(10)Upon achievement of specified performance metrics, earned PSU awards, if any, vest 100% on September 15, 2025. Amounts reported reflect achievement at target.
(11)The remaining RSU awards vest in (11) equal quarterly installments through March 15, 2026.
(12)Upon achievement of specified performance metrics, earned PSU awards vest on September 15, 2023, or the first quarterly vesting date after achievement has been certified. Amounts reported reflect achievement at target. PSU awards were achieved at 85.9% of target for fiscal 2023.
(13)One-fourth of the shares subject to the option vest on May 24, 2024 and the remaining shares vest monthly through May 24, 2027.
(14)The RSUs vest 12.5% on December 15, 2023 and the remaining in equal quarterly installments through June 15, 2027.

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Fiscal 2023 Option Exercises and Stock Vested Table
The following table presents, for each of our Named Executive Officers, the shares of our common stock that were acquired upon the exercise of stock options and the related value realized upon exercise during fiscal 2023 and upon the vesting of stock awards and the related value realized upon vesting during fiscal 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Jay Chaudhry	—	—	178,269	30,787,046
Remo Canessa	—	—	54,973	7,951,136
Syam Nair	—	—	—	—
Dalibor Rajic	—	—	130,984	20,503,492
Robert Schlossman	—	—	45,408	6,546,952
(1)The value realized on exercise is pre-tax and represents the difference between the market price of our common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.
(2)The value realized on vesting is calculated as the number of vested shares multiplied by the closing market price of our common stock on the vesting date.
Potential Payments Upon Termination or Change in Control
The tables below quantify the potential payments to our Named Executive Officers under the terms of (i) the Severance Policy and individual agreements in the event of a qualifying termination of employment that is not in connection with a change in control of the Company, (ii) the Severance Policy in the event of a qualifying termination of employment in connection with a change in control of the Company and (iii) individual award agreements and company policies solely in connection with a change in control of the Company . The amounts shown assume that the change in control and/or termination of employment occurred on July 31, 2023, the last business day of fiscal 2023. The values reflected also assume that the payments and benefits to our Named Executive Officers are not reduced by virtue of the provision in the Severance Policy relating to Sections 280G and 4999 of the Internal Revenue Code.
Potential Payments Upon Termination Not in Connection with a Change in Control

		Value of Accelerated Equity Awards
Named Executive Officer	Salary Severance ($)	Restricted Stock Units ($)(1)	Total ($)

Mr. Canessa	215,000	4,228,900	4,443,900
Mr. Rajic	215,000	—	215,000
Mr. Schlossman	93,750	—	93,750
(1)Reflects the aggregate market value of the unvested shares of our common stock underlying outstanding RSU awards. The aggregate market value is equal to the product obtained by multiplying (i) the number of unvested shares of our common stock subject to outstanding RSU awards and eligible for accelerated vesting as of July 31, 2023, by (ii) $160.38 per share (the closing market price of our common stock on Nasdaq on July 31, 2023, the last trading day in the fiscal year ended July 31, 2023).

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●	EXECUTIVE COMPENSATION
Potential Payments Upon Termination in Connection with a Change in Control

			Value of Accelerated Equity Awards
Named Executive Officer	Salary Severance ($)	Bonus Severance ($)	Restricted Stock Units ($)(1)	Options ($)(2)	Health Benefit Severance Payments ($)	Total ($)

Mr. Chaudhry	23,660	—	78,286,289	—	36,000	78,345,949
Mr. Canessa	430,000	741,765	20,549,489	—	36,000	21,757,254
Mr. Nair	430,000	143,334	31,091,427	369,500	36,000	32,070,261
Mr. Rajic	430,000	633,131	45,522,740	693,000	36,000	47,314,871
Mr. Schlossman	375,000	659,050	14,226,668	—	36,000	15,296,718
(1)These amounts reflect the aggregate market value of the unvested shares of our common stock underlying outstanding RSU awards. The aggregate market value is equal to the product obtained by multiplying (i) the number of unvested shares of our common stock subject to outstanding RSU awards as of July 31, 2023, by (ii) $160.38 per share (the closing market price of our common stock on the Nasdaq Global Select Market on July 31, 2023, the last trading day in the fiscal year ended July 31, 2023). For performance-based restricted stock unit awards, the assumed number of unvested shares is equal to the target number of shares subject to such award.
(2)These amounts reflect the aggregate market value of the unvested shares of our common stock underlying outstanding options. The aggregate market value is equal to (i) the product obtained by multiplying (x) the number of unvested shares of our common stock subject to outstanding options as of July 31, 2023, by (y) $160.38 per share (the closing market price of our common stock on the Nasdaq Global Select Market on July 31, 2023), minus (ii) the aggregate exercise price for such unvested shares.
Potential Payments Solely in Connection with a Change in Control

	Value of Accelerated Equity Awards
Named Executive Officer	Performance-based Restricted Stock Units ($)(1)	Total ($)

Mr. Chaudhry	65,068,892	65,068,892
Mr. Canessa	2,110,692	2,110,692
Mr. Nair	7,562,879	7,562,879
Mr. Rajic	13,988,344	13,988,344
Mr. Schlossman	1,206,378	1,206,378
(1)These amounts reflect the aggregate market value of the unvested shares of our common stock underlying outstanding performance-based RSU awards at target. The aggregate market value is equal to the product obtained by multiplying (i) the number of unvested shares of our common stock subject to outstanding performance-based RSU awards as of July 31, 2023, by (ii) $160.38 per share (the closing market price of our common stock on the Nasdaq Global Select Market on July 31, 2023, the last trading day in the fiscal year ended July 31, 2023). The unvested shares are equal to the target number of shares subject to such award. Such shares will be subject to time based vesting depending on the progress toward completion of performance metrics as assessed at the time of the change in control event.

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Equity Compensation Plan Information
The following table provides information as of July 31, 2023 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights (#)	Weighted Average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)

Equity compensation plans approved by security holders	—	—	—
2007 Stock Plan(1)	1,098,049	9.07	—
Fiscal Year 2018 Equity Incentive Plan(2)(3)	8,781,070	80.2	28,927,397
Fiscal Year 2018 Employee Stock Purchase Plan(4)	—	—	5,849,353
Equity compensation plans not approved by security holders	—	—	—
Total	9,879,119	18.51	34,776,750
(1)As a result of the adoption of the 2018 Plan, we no longer grant awards under the 2007 Plan; however, all outstanding options issued pursuant to the 2007 Plan continue to be governed by their existing terms. To the extent that any such awards are forfeited or lapse unexercised or are repurchased, the shares of common stock subject to such awards will become available for issuance under the 2018 Plan.
(2)Our 2018 Plan provides that the number of shares available for issuance under the 2018 Plan will be increased on the first day of each fiscal year, in an amount equal to the least of (i) 12,700,000 shares, (ii) five percent (5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our board of directors may determine.
(3)Includes all outstanding PSU awards as of July 31, 2023 (a) at maximum payout if performance metrics have been determined and (b) at target if no performance metrics have been determined as of the end of fiscal 2023.
(4)Our Fiscal Year 2018 Employee Stock Purchase Plan (the "ESPP") provides that the number of shares available for issuance under the ESPP will be increased on the first day of each fiscal year, in an amount equal to the least of (i) 2,200,000 shares, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by the administrator of the ESPP.
Compensation Committee Report
The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this Proxy Statement.
Respectfully submitted by the members of the compensation committee of the board of directors:
Andrew Brown (Chair)
Karen Blasing
Charles Giancarlo
Eileen Naughton

2023 Proxy Statement	69

CEO Pay Ratio Disclosure
As required by SEC rules, we are providing the following information about the relationship between the annual total compensation of our Chief Executive Officer and President, Jay Chaudhry (our CEO), and the annual total compensation of our median employee (our “CEO pay ratio”).
For fiscal 2023, the median of the annual total compensation of all employees of our Company (other than our CEO) was $181,393 and the annual total compensation of our CEO was $57,775,483. Accordingly, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 319 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
We selected July 31, 2023, the last day of our fiscal year, as the determination date for identifying our median employee. As of July 31, 2023, our employee population consisted of approximately 6,257 individuals (other than our CEO) working at our parent company and consolidated subsidiaries both within and outside the United States, which included all employees whether employed on a full-time, part-time, temporary or seasonal basis. We did not include any contractors or other non-employee workers in our employee population.
To identify our median employee, we used a consistently applied compensation measure consisting of the target base salary of our employees for the 12-month period from August 1, 2022 through July 31, 2023. We selected the foregoing compensation element because it represented our principal broad-based compensation element. Payments not made in U.S. dollars were converted to U.S. dollars using the applicable currency exchange rate in effect as of July 31, 2023. We did not make any cost-of-living adjustment.
Using this approach, we selected the individual at the median of our employee population, who was a full-time employee based in the Netherlands. We then calculated annual total compensation for this individual using the same methodology we use for our Named Executive Officers as set forth in our Fiscal 2023 Summary Compensation Table.
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our Fiscal 2023 Summary Compensation Table in this Proxy Statement. Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

70	2023 Proxy Statement

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K (the “PvP Rules”), we are providing the following: (1) tabular compensation and performance disclosure for our fiscal years 2021, 2022, and 2023; (2) a list of three performance measures that the Company considers to be its most important measures used to align compensation actually paid to the NEOs for 2023 to Company performance; and (3) additional disclosure relative to the relationship between the “Compensation Actually Paid” (“CAP”) set forth in the Pay versus Performance Table and each of the performance metrics set forth in the Pay versus Performance Table and between the Company’s and the Peer Group TSR, in each case over 2021-2023. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our performance, see “Executive Compensation—Compensation Discussion and Analysis” in this proxy and in our proxy statements filed for 2021 and 2022.
In the below pay versus performance table, we provide information about compensation of our NEOs for each of the last 3 fiscal years (the “Covered Years”). Additionally, we provide information about the results for certain financial performance measures during the Covered Years. Although the PVP Rules require us to disclose “compensation actually paid,” these amounts do not necessarily reflect compensation that our NEOs actually earned in the Covered Years. Instead, “compensation actually paid” reflects a calculation computed in accordance with the PVP Rules, including adjusted values to unvested and vested equity awards during the Covered Years based on either year-end or vesting date stock prices and various accounting valuation assumptions. “Compensation actually paid” generally fluctuates due to annual stock price performance.
PAY VERSUS PERFORMANCE

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid for PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid for Non-PEO NEOs (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net Income	Company-Selected Measure: Revenue (7)

2023	$57,775,483	$85,838,523	$15,060,085	$17,984,450	$124	$168	$(202,335,000)	$1,616,952,000
2022	$41,530,160	$40,909,340	$26,408,035	$6,614,390	$119	$132	$(390,278,000)	$1,090,946,000
2021	$19,999,160	$36,864,645	$5,446,150	$29,838,915	$182	$140	$(262,029,000)	$673,100,000
(1)Amounts reported in this column represent the total compensation reported in the Summary Compensation Table for the indicated fiscal year for our PEO. For all years reported, our PEO was Mr. Jay Chaudhry
(2)Amounts reported in this column represent the compensation actually paid to our PEO, based on his total compensation reported in the Summary Compensation Table for each of the indicated fiscal years and adjusted as shown in the table below:

2023 Proxy Statement	71

●	PAY VERSUS PERFORMANCE
PEO (Jay Chaudhry)

			2021	2022	2023

	Summary Compensation Table - Total Compensation	(a)	$19,999,160	$41,530,160	$57,775,483
—	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	-$19,975,500	-$41,506,500	-$57,751,823
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$35,386,500	$23,259,000	$78,286,289
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	$—	$—	$—
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$—	$—	$2,760,286
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	$1,454,485	$17,626,680	$4,768,287
—	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$—	$—	$—
—	Compensation Actually Paid		$36,864,645	$40,909,340	$85,838,523
Equity Award Valuations: Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(3)Amounts reported in this column represent the average of the total compensation reported in the Summary Compensation Table for the indicated fiscal year for our Named Executive Officers (excluding our PEO) (our “NEOs”) as listed below:

Fiscal Year	Non-PEO NEOs

2023	Remo Canessa, Dali Rajic, Robert Schlossman, and Syam Nair
2022	Remo Canessa, Amit Sinha, Dali Rajic, and Robert Schlossman
2021	Remo Canessa, Amit Sinha, Dali Rajic, and Robert Schlossman
(4)Amounts reported in this column represent the compensation actually paid to the Reported NEOs in the indicated fiscal year, as calculated under Item 402(v) of Regulation S-K based on the average total compensation for such NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

72	2023 Proxy Statement

PAY VERSUS PERFORMANCE	●
NEO

			2021	2022	2023

	Summary Compensation Table - Total Compensation	(a)	$5,446,150	$26,408,035	$15,060,085
—	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	-$4,715,209	-$25,656,800	-$14,506,984
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$6,097,920	$14,517,376	$17,177,068
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	$18,009,376	-$9,717,756	$395,724
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$—	$177,159	$—
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	$5,000,679	$886,375	-$141,443
—	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$—	$—	$—
—	Compensation Actually Paid		$29,838,915	$6,614,390	$17,984,450
Equity Award Valuations: Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(5)Pursuant to Item 402(v) of Regulation S-K, the comparison assumes $100 was invested in our common stock on July 31, 2020, using the closing stock price on that date. Historic stock price performance is not necessarily indicative of future stock price performance.
(6)The TSR Peer Group consists of the S&P 500 Information Technology Index. This calculation assumes that $100 was invested in this index on July 31, 2020 (aligned with the period used in footnote 5 above).
(7)We have selected revenue as the Company-Selected Measure because it is a core driver of our performance and stockholder value creation and, accordingly, was utilized as a metric for performance-based RSUs.
Tabular List of Financial Performance Measures
The following is a list of financial performance measures, which in the Company’s assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2023. These measures were either used to determine payouts in our Fiscal 2023 Bonus Plan or are tied to vesting of the PSUs.
•Revenue
•Calculated Billings
•Annual Recurring Revenue (ARR)

2023 Proxy Statement	73

●	PAY VERSUS PERFORMANCE
Relationship Between Pay and Performance
“Compensation actually paid,” as calculated per SEC Item 402(v) of Regulation S-K, reflects cash compensation actually paid as well as changes to the fair values of equity awards during the years shown in the table based on year-end or vesting date stock prices, various accounting valuation assumptions, and projected performance modifiers. Due to how CAP is calculated, the CAP as reported for each year does not reflect the actual amounts earned by our NEOs from their equity awards. CAP generally fluctuates annually due to the change in our stock price from year to year as well as varying levels of actual achievement of performance goals.
Because CAP does not reflect the actual amount earned by our NEOs on their equity compensation, we do not use this measure for understanding how NEO pay aligns with our company performance. For a discussion of how our compensation committee assessed “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation each year, see “Executive Compensation—Compensation Discussion and Analysis” in this proxy and in our proxy statements filed for 2021 and 2022.
Below are graphs showing the relationship of “Compensation Actually Paid” to our PEO and non-PEO NEOs for our fiscal years 2021, 2022 and 2023 to (1) TSR of both our common stock and S&P 500 Information Technology Index, (2) our net loss, and (3) our total revenue.

74	2023 Proxy Statement

PAY VERSUS PERFORMANCE	●

2023 Proxy Statement	75

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 13, 2023 for:
•each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock;
•each of our Named Executive Officers;
•each of our directors and nominees for director; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 148,323,448 shares of our common stock outstanding as of November 13, 2023. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of November 13, 2023, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Zscaler, Inc., 120 Holger Way, San Jose, California 95134.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

5% Stockholders:
Ajay Mangal, as trustee(1)	29,449,532	19.9%
The Vanguard Group(2)	8,183,936	5.5%
Named Executive Officers and Directors:
Jay Chaudhry(3)	26,905,246	18.1%
Remo Canessa(4)	163,930	*
Syam Nair(5)	18,339	*
Dali Rajic(6)	203,788	*
Robert Schlossman(7)	68,221	*
Karen Blasing(8)	117,020	*
Andrew Brown(9)	73,264	*
Scott Darling(10)	74,729	*

76	2023 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	●

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Charles Giancarlo(11)	370,562	*
Eileen Naughton(12)	3,862	*
David Schneider(13)	21,551	*
Amit Sinha, Ph.D.(14)	477,005	*
All current executive officers and directors as a group (12 persons)(15)	28,497,517	19.2%
*Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)Consists of (i) 21,566,041 shares held of record by The CJCP Trust for which Mr. Mangal serves as trustee, (ii) 2,627,830 shares held of record by The CKS Trust for the benefit of YPC dated 12/30/2017 for which Mr. Mangal serves as trustee, (iii) 2,627,831 shares held of record by The CKS Trust for the benefit of SRC dated 12/30/2017 for which Mr. Mangal serves as trustee, and (iv) 2,627,830 shares held of record by The CKS Trust for the benefit of SDC dated 12/30/2017 for which Mr. Mangal serves as trustee. The beneficiaries of The CJCP Trust and each of The CKS Trusts are members of Jay Chaudhry’s family. The address for The CJCP Trust and The CKS Trust is c/o The Goldman Sachs Trust Company, 200 Bellevue Parkway, Suite 250, Wilmington, Delaware 19809. This information is derived from a Schedule 13G/A filed by Ajay Mangal with the SEC on February 14, 2023.
(2)Consists of (i) 8,001,026 shares of sole dispositive power (ii) 182,910 shares of shared dispositive power and (iii) 68,273 shares of shared voting power. The address for the Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355. This information is derived from Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023.
(3)Consists of (i) 296,018 shares held of record by Mr. Chaudhry, (ii) 2,177,994 shares held of record by Jagtar S Chaudhry TTEE The RSJ Trust U/A DTD 06/07/2017, (iii) 24,418,229 shares held of record by Jyoti Chaudhry TTEE The RSP Trust U/A DTD 06/07/2017, (iv) 6,666 shares held of record by P. Jyoti Chaudhry Family Trust dated March 1, 2000 for which Surjit Kaur serves as trustee and (v) 6,339 shares issuable upon vesting of RSU awards within 60 days of November 13, 2023.
(4)Consists of (i) 149,467 shares held of record by Mr. Canessa, and (ii) 14,463 shares issuable upon vesting of RSU awards within 60 days of November 13, 2023.
(5)Consists of 18,339 shares issuable upon vesting of RSUs within 60 days of November 13, 2023.
(6)Consists of (i) 68,431 shares held of record by Mr. Rajic, (ii) 118,026 shares subject to options exercisable within 60 days of November 13, 2023, all of which are fully vested and (iii) 17,331 shares issuable upon vesting of RSU awards within 60 days of November 13, 2023.
(7)Consists of (i) 58,448 shares held of record by Mr. Schlossman, (ii) 66 shares held of record by Mr. Schlossman's spouse, and (iii) 9,707 shares issuable upon vesting of RSU awards within 60 days of November 13, 2023.
(8)Consists of (i) 15,143 shares held of record by Ms. Blasing, (ii) 25,624 shares held of record by The Blasing Family Revocable Trust U/A dtd 12/22/2005 for which Ms. Blasing serves as trustee and (iii) 75,832 shares subject to options exercisable within 60 days of November 13, 2023, all of which are fully vested and (iv) 421 shares issuable upon vesting of RSU awards within 60 days of November 13, 2023.
(9)Consists of (i) 24,510 shares held of record by Mr. Brown, (ii) 48,333 shares subject to options exercisable within 60 days of November 13, 2023, all of which are fully vested and (iii) 421 shares issuable upon vesting of RSU awards within 60 days of November 13, 2023.
(10)Consists of (i) 74,308 shares held of record by Mr. Darling and (ii) 421 shares issuable upon vesting of RSU awards within 60 days of November 13, 2023.
(11)Consists of (i) 191,669 shares held of record by Mr. Giancarlo, (ii) 125,000 shares are held of record by The Charles H. & Dianne G. Giancarlo Family Trust U/D/T 11/2/98 for which Mr. Giancarlo serves as trustee, (iii) 26,736 shares held of record by The 2012 Marielle Christina Giancarlo Trust UAD 12/26/12 for which Mr. Giancarlo serves as a trustee, (iv) 26,736 shares held of record by The 2012 Gianna Marie Giancarlo Trust UAD 12/26/12 for which Mr. Giancarlo serves as a trustee and (v) 421 shares issuable upon vesting of RSU awards within 60 days of November 13, 2023.
(12)Consists of (i) 3,267 shares held of record by Ms. Naughton and (ii) 595 shares issuable upon vesting of RSU awards within 60 days of November 13, 2023.
(13)Consists of (i) 21,130 shares held of record by Mr. Schneider and (ii) 421 shares issuable upon vesting of RSU awards within 60 days of November 13, 2023.
(14)Consists of (i) 89,274 shares held of record by Dr. Sinha, (ii) 115,702 shares held of record by the Sinha Revocable Trust dated September 24, 2011 for which Dr. Sinha serves as trustee, (iii) 124,749 shares held of record in trusts for Dr. Sinha's minor children for which Neha and Piyush Kumar serve as co-trustees, (iv) 70,000 shares held of record by the Amit & Deepali Sinha Foundation for which Dr. Sinha and Deepali Sinha serve as trustees, (v) 38,640 shares held of record by the South Dakota Trust Co. LLC TTEE Sinha Family Incentive Trust and (vi) 38,640 shares held of record by the South Dakota Trust Co. LLC TTEE Sinha Education Excellence Trust.
(15)Consists of (i) 28,186,026 shares beneficially owned by our current executive officers and directors, (ii) 242,191 shares subject to options exercisable within 60 days of November 13, 2023, and (iii) 69,300 shares issuable upon vesting of RSU awards within 60 days of November 13, 2023.

2023 Proxy Statement	77

Related Person Transactions
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.
Transactions with Stockholders
From time to time, stockholders, including those that may beneficially own more than 5% of our outstanding capital stock subscribe to, license or otherwise purchase, in the normal course of business, certain of our products and services. These transactions are negotiated on an arm’s-length basis and are subject to review under the Company’s policies and procedures for related person transactions described below.
During fiscal year 2023, in the ordinary course of business, we provided The Vanguard Group (together with its affiliates, “Vanguard”), a greater than 5% beneficial holder of our capital stock, with certain services and products. The aggregate revenue recognized by us in fiscal year 2023 for such services and products exceeded $120,000. The transaction with Vanguard was entered into on an arm’s-length basis, contains customary terms and conditions and was approved under the Company’s related person transactions policy. In the future, we may provide, in the ordinary course of business, additional services and products to Vanguard.
Employment Relationships with Related Parties
We employ Raj Krishna, the son-in- law of our Chairman and CEO, Jay Chaudhry, as Senior Vice President of New Initiatives. Mr. Krishna's compensation for fiscal 2023 exceeded $120,000, and consisted of a base salary, new hire equity award and other benefits.
Other Agreements
In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into an indemnification agreement with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
We have entered into employment agreements with certain of our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of employment agreements with our Named Executive Officers, see “Executive Compensation—Executive Employment Agreements.”

78	2023 Proxy Statement

RELATED PERSON TRANSACTIONS	●
We have granted stock options to our Named Executive Officers, other executive officers and certain of our directors. See “Executive Compensation—Executive Employment Agreements.”
Other than as described above, since August 1, 2022, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.
We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
Policies and Procedures for Related Party Transactions
We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, is not permitted to enter into a related-party transaction with us without the consent of our audit committee, subject to the exceptions described below.
In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed $120,000 in any fiscal year, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and transactions available to all employees generally.

2023 Proxy Statement	79

Other Matters
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended July 31, 2023, all Section 16(a) filing requirements were satisfied on a timely basis.
Fiscal Year 2023 Annual Report and SEC Filings
Our financial statements for our fiscal year ended July 31, 2023 are included in our Annual Report on Form 10-K filed with the SEC on September 14, 2023 (File No. 001-38413). This Proxy Statement and our Annual Report are posted in the Financial Information section of the Investor Relations webpage at http://ir.zscaler.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Zscaler, Inc., Attention: Investor Relations, 120 Holger Way, San Jose, California 95134.
Company Website
We maintain a website at www.zscaler.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website address in this Proxy Statement are inactive textual references only.

80	2023 Proxy Statement

Proposals of Stockholders for Fiscal 2024 Annual Meeting
Stockholders who wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals so that they are received at Zscaler’s principal executive offices no later than July 25, 2023. Pursuant to the rules promulgated by the SEC, simply submitting a proposal does not guarantee that it will be included.
In order to be properly brought before the fiscal 2024 Annual Meeting of stockholders, a stockholder’s notice of a matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to the Secretary of Zscaler at its principal executive offices not less than 45 nor more than 75 days before the first anniversary of the date on which Zscaler first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. As a result, any notice given by a stockholder pursuant to these provisions of our bylaws must be received no earlier than September 8, 2023, and no later than October 8, 2023, unless our annual meeting date has been changed by more than 30 days from January 5, 2025. In that case, we must receive proposals not earlier than the close of business on the 120th day prior to the date of the fiscal 2024 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the meeting.
To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our bylaws and SEC requirements. Zscaler will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaws and SEC requirements for submitting a proposal or nomination.
Notices of intention to present proposals at the fiscal 2024 Annual Meeting of stockholders must be addressed to: Secretary, Zscaler, Inc., 120 Holger Way, San Jose, California 95134. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the internet or by mail at your earliest convenience, as instructed on the Notice of Internet Availability of Proxy Materials.
THE BOARD OF DIRECTORS
San Jose, California
November 22, 2023

2023 Proxy Statement	81

Appendix A
Calculation of Calculated Billings (in thousands)

Calculated Billings	Fiscal 2023 ($)	Fiscal 2022 ($)	Fiscal 2021 ($)	Fiscal 2020 ($)	Fiscal 2019 ($)

Revenue	1,616,952	1,090,946	673,100	431,269	302,836
Add: Total Deferred Revenue, End of Period	1,439,676	1,021,123	630,601	369,767	251,202
Less: Total Deferred Revenue, Beginning of Period	1,021,123	(630,601)	(369,767)	(251,202)	(164,023)
Calculated Billings	2,035,505	1,481,468	933,934	549,834	390,015
Calculation of Free Cash Flow Margin (in thousands)

Free Cash Flow	Fiscal 2023 ($)	Fiscal 2022 ($)	Fiscal 2021 ($)	Fiscal 2020 ($)	Fiscal 2019 ($)

Net cash provided by operating activities	462,343	321,912	202,040	79,317	58,027
Less:
Purchases of property, equipment and other assets	(97,197)	(69,296)	(48,165)	(43,072)	(25,520)
Capitalized internal-use software	(31,527)	(21,284)	(10,132)	(8,737)	(3,162)
Free cash flow	333,169	231,332	143,743	27,508	29,345
As a percentage of revenue:
Net cash provided by operating activities	29%	30%	30%	18%	19%
Less:
Purchases of property, equipment and other assets	(6)	(7)	(7)	(10)	(8)
Capitalized internal-use software	(2)	(2)	(2)	(2)	(1)
Free cash flow margin	21%	21%	21%	6%	10%

A-1	2023 Proxy Statement

APPENDIX A	●
Non-GAAP Financial Measures and Other Key Metrics
We have provided in this Proxy Statement financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). We use non-GAAP financial information to evaluate the performance of our ongoing operations, including to set targets for our employee compensation programs, and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP.
Calculated billings is a non-GAAP financial measure that we believe is a key metric to measure our periodic performance. Calculated billings represents our total revenue plus the change in deferred revenue in a period. Calculated billings in any particular period aims to reflect amounts invoiced for subscriptions to access our cloud platform, together with related support services for our new and existing customers. We typically invoice our customers annually in advance, and to a lesser extent quarterly in advance, monthly in advance or multi-year in advance. As calculated billings continues to grow in absolute terms, we expect our calculated billings growth rate to trend down over time. We also expect that calculated billings will be affected by seasonality in terms of when we enter into agreements with customers; and the mix of billings in each reporting period as we typically invoice customers annually in advance, and to a lesser extent quarterly in advance, monthly in advance or multi-year in advance. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.
Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less purchases of property, equipment and other assets and capitalized internal-use software. Free cash flow margin is calculated as free cash flow divided by revenue. We believe that free cash flow and free cash flow margin are useful indicators of liquidity that provide information to management and investors about the amount of cash generated from our operations that, after the investments in property, equipment and other assets and capitalized internal-use software, can be used for strategic initiatives, including investing in our business, and strengthening our financial position.
Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

2022 Proxy Statement	A-2

ZSCALER, INC.
120 HOLGER WAY
SAN JOSE, CALIFORNIA 95134

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ZS2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V26053-P01252

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZSCALER, INC.

The Board of Directors recommends you vote FOR the following:

Nominee:

01) Jay Chaudhry

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. To approve on a non-binding, advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V26054-P01252

ZSCALER, INC.
Annual Meeting of Stockholders
January 5, 2024 at 1:00 p.m., Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jay Chaudhry, Remo Canessa and Robert Schlossman, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ZSCALER, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on January 5, 2024 at 1:00 p.m., Pacific Time, via live webcast at www.virtualshareholdermeeting.com/ZS2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side